                                                                Exhibit 10.17


                                CREDIT AGREEMENT


                            Dated as of June 30, 1998



                                      among



                              SCHUFF STEEL COMPANY


                            The Lenders herein named



                                       and



                     WELLS FARGO BANK, NATIONAL ASSOCIATION

                 as Arranger, Administrative Agent, Issuing Bank
                              and Swing Line Lender

                               TABLE OF CONTENTS

                                                                              Page
                                                                              ----
ARTICLE 1   DEFINITIONS AND ACCOUNTING TERMS................................   1
      1.1   Defined Term....................................................   1
      1.2   Use of Defined Terms............................................  16
      1.3   Accounting Terms................................................  16
      1.4   Rounding........................................................  16
      1.5   Exhibits and Schedules..........................................  17
      1.6   References to "Borrower and its Subsidiaries."..................  17
      1.7   Miscellaneous Terms.............................................  17

ARTICLE 2   LOANS...........................................................  18
      2.1   Loans - General.................................................  18
      2.2   Base Rate Loans.................................................  19
      2.3   Eurodollar Rate Loans...........................................  19
      2.4   Voluntary Reduction of the Commitment...........................  20
      2.5   Administrative Agent's Right to Assume Funds Available for
            Advances........................................................  20

ARTICLE 2A LETTERS OF CREDIT................................................  21
      2A.1  Letters of Credit...............................................  21
      2A.2  Notice..........................................................  22
      2A.3  Letter of Credit Participations.................................  22
      2A.4  Disbursement and Reimbursement..................................  22

ARTICLE 2B SWING LINE.......................................................  25
      2B.1  Swing Line......................................................  25
      2B.2  Borrowing.......................................................  25
      2B.3  Repayments......................................................  25

ARTICLE 3   PAYMENTS AND FEES; SECURITY DOCUMENTS; GUARANTY.................  26
      3.1   Principal and Interest..........................................  26
      3.2   Facility Fee....................................................  27
      3.4   Agency Fee......................................................  27
      3.5   Increased Commitment Costs......................................  27
      3.6   Eurodollar Fees and Costs.......................................  28
      3.7   Default Rate....................................................  30
      3.8   Computation of Interest and Fees................................  30
      3.9   Non-Banking Days................................................  31
      3.10  Manner and Treatment of Payments................................  31
      3.11  Funding Sources.................................................  32
      3.12  Failure to Charge Not Subsequent Waiver.........................  32
      3.13  Administrative Agent's Right to Assume Payments Will be Made
            by Borrower.....................................................  32


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
      3.14  Fee Determination Detail........................................  33
      3.15  Survivability...................................................  33
      3.16  Security Documents..............................................  33
      3.17  Guaranty........................................................  33

ARTICLE 4   REPRESENTATIONS AND WARRANTIES..................................  34
      4.1   Existence and Qualification: Power; Compliance With Laws........  34
      4.2   Authority: Compliance With Other Agreements and Instruments and
            Government Regulations..........................................  34
      4.3   No Governmental Approvals Required..............................  35
      4.4   Subsidiaries....................................................  35
      4.5   Financial Statements............................................  35
      4.6   No Other Liabilities; No Material Adverse Effect................  35
      4.7   Title to and Location of Property...............................  35
      4.8   Intangible Assets...............................................  36
      4.9   Governmental Regulation.........................................  36
      4.10  Litigation......................................................  36
      4.11  Binding Obligations.............................................  36
      4.12  No Default......................................................  36
      4.13  Pension Plans...................................................  36
      4.14  Regulations G, U and X..........................................  37
      4.15  Disclosure......................................................  37
      4.16  Tax Liability...................................................  37
      4.17  Priority Status.................................................  37
      4.18  Hazardous Materials.............................................  37

ARTICLE 5   AFFIRMATIVE COVENANTS (OTHER THAN INFORMATION
            AND REPORTING REQUIREMENTS).....................................  39
      5.1   Payment of Taxes and Other Potential Liens......................  39
      5.2   Preservation of Existence.......................................  39
      5.3   Maintenance of Properties.......................................  39
      5.4   Maintenance of Insurance........................................  39
      5.5   Compliance With Laws............................................  40
      5.6   Inspection Rights...............................................  40
      5.7   Keeping of Records and Books of Account.........................  40
      5.8   Compliance With Agreements......................................  40
      5.9   Use of Proceeds.................................................  41
      5.10  Hazardous Materials Laws........................................  41
      5.11  New Subsidiaries................................................  41

ARTICLE 6   NEGATIVE COVENANTS..............................................  42
      6.1   Disposition of Property.........................................  42
      6.2   Mergers.........................................................  42
      6.3   Investments and Acquisitions....................................  42
      6.4   Liens, Rights of Others and Negative Pledges....................  42


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


      6.5   Distributions...................................................  43
      6.6   ERISA Compliance................................................  43
      6.7   Change in Nature of Business....................................  43
      6.8   Indebtedness Obligations........................................  43
      6.9   Transactions with Affiliates....................................  44
      6.10  Capital Expenditures............................................  44
      6.11  Financial Covenants.............................................  44

ARTICLE 7   INFORMATION AND REPORTING REQUIREMENTS..........................  45
      7.1   Financial and Business Information..............................  45

ARTICLE 8   CONDITIONS......................................................  47
      8.1   Initial Advances................................................  47
      8.2   Any Advance, etc................................................  48

ARTICLE 9   EVENTS OF DEFAULT AND REMEDIES UPON EVENT
            OF DEFAULT......................................................  50
      9.1   Events of Default...............................................  50
      9.2   Remedies Upon Event of Default..................................  52

ARTICLE 10  THE ADMINISTRATIVE AGENT........................................  54
      10.1  Appointment and Authorization...................................  54
      10.2  Administrative Agent and Affiliates.............................  54
      10.3  Proportionate Interest of the Lenders in any Collateral.........  54
      10.4  Lenders Credit Decisions........................................  55
      10.5  Action by Administrative Agent; Etc.............................  55
      10.6  Liability of Administrative Agent and Arranger..................  56
      10.7  Indemnification.................................................  57
      10.8  Successor Administrative Agent..................................  57
      10.9  No Obligations of Borrower......................................  58

ARTICLE 11  MISCELLANEOUS...................................................  59
      11.1  Cumulative Remedies; No Waiver..................................  59
      11.2  Amendments; Consents............................................  59
      11.3  Costs, Expenses and Taxes.......................................  60
      11.4  Nature of Lenders' Obligations..................................  60
      11.5  Survival of Representations and Warranties......................  60
      11.6  Notices.........................................................  61
      11.7  Execution of Loan Documents; Counterparts.......................  61
      11.8  Binding Effect; Assignment......................................  61
      11.9  Setoff Rights...................................................  64
      11.10 Sharing of Setoffs..............................................  64
      11.11 Indemnity by Borrower...........................................  64
      11.12 Nonliability of the Lenders.....................................  65
      11.13 No Third Parties Benefited......................................  66


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
      11.14    Further Assurances...........................................  66
      11.15    Integration..................................................  66
      11.16    Governing Law................................................  67
      11.17    Severability of Provisions...................................  67
      11.18    Independent Covenants........................................  67
      11.19    Headings.....................................................  67
      11.20    Time of the Essence..........................................  67
      11.21    Purported Oral Amendments....................................  67
      11.22    Jury Trial Waiver............................................  67

List of Schedules and Exhibits:

Schedule 1.1   List of Lenders and Pro Rata Shares
Schedule 3.1   Pricing Grid
Schedule 4.4   Subsidiaries
Schedule 4.6   Contingent Liabilities
Schedule 4.10  Litigation
Schedule 4.13  Pension Plans
Schedule 4.12  Liens
Schedule 4.18  Hazardous Materials
Schedule 6.5   Indebtedness

Exhibit A      Form of Commitment Assignment and Acceptance
Exhibit B      Form of Compliance Certificate
Exhibit C      Form of RLC Note
Exhibit D      Form of Guaranty
Exhibit E      Form of Request for Loan
Exhibit F      Form of Pledge Agreement
Exhibit G      Form of Security Agreement

                                CREDIT AGREEMENT

                            Dated as of June 30, 1998


      This CREDIT AGREEMENT ("Agreement") is entered into by and between SCHUFF STEEL COMPANY, a Delaware corporation ("Borrower"), and each lender whose name is set forth on the signature pages hereof or which may hereafter execute and deliver a Commitment Assignment and Acceptance with respect to this Agreement pursuant to Section 11.8 (collectively, the "Lenders" and individually, a "Lender"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Arranger, Administrative Agent, Issuing Bank and Swing Line Lender. In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                    ARTICLE 1
                        DEFINITIONS AND ACCOUNTING TERMS

      1.1 Defined Term. As used in this Agreement, the following terms shall have the meanings set forth below:

      "Acquisition" means any transaction, or any series of related transactions, by which Borrower and/or any of its Subsidiaries directly or indirectly (a) acquires any going business or all or substantially all of the assets of any firm, partnership, joint venture, corporation or division thereof whether through purchase of assets, merger or otherwise, (b) acquires (in one transaction or as the most recent transaction in a series of transactions) control of at least a majority in ordinary voting power of the securities of a corporation which have ordinary voting power for the election of directors or
(c) acquires control of more than 50% of the ownership interests in any partnership, joint venture, limited liability company or other business entity which does not have outstanding voting securities.

      "Administrative Agent" means Wells Fargo Bank, National Association, when acting in its capacity as the Administrative Agent under any of the Loan Documents, and any successor Administrative Agent or assign, such successor or assign to be reasonably acceptable to Borrower.

      "Administrative Agent's Office" means the Administrative Agent's address as set forth on the signature pages of this Agreement, or such other address as the Administrative Agent hereafter may designate by written notice to Borrower and the Lenders.

      "Advance" means any Advance made or to be made by any Lender to Borrower as provided in Article 2, and includes each Base Rate Advance and each Eurodollar Rate Advance.

      "Affiliate" means, as to any Person, any other Person which directly or indirectly Controls, or is under common Control with, or is Controlled by, such Person.

      "Agreement" means this Loan Agreement either as originally executed or as it may from time to time be supplemented, modified, amended, restated or extended.

      "Arranger" means Wells Fargo Bank, National Association and any successor or assign.

      "Banking Day" means any Monday, Tuesday, Wednesday, Thursday or Friday, other than a day on which banks are authorized or required to be closed in Arizona, California or New York.

      "Base Rate" means, as of any date of determination, the higher of (a) the Prime Rate or (b) the Federal Funds Rate plus one half of one percent per annum.

      "Base Rate Advance" means an Advance made hereunder and designated as a Base Rate Advance in accordance with Article 2.

      "Base Rate Loan" means a Loan made hereunder and designated as a Base Rate Loan in accordance with Article 2.

      "Base Rate Spread" means an additional component of interest, which may vary over the term of any Base Rate Loan, to be added to the Base Rate in determining the interest rate payable with respect to Base Rate Loans. As of each date of determination, the Base Rate Spread equals the interest rate per annum set forth on the Pricing Grid.

      "Borrower" means Schuff Steel Company, a Delaware corporation, and its successors and permitted assigns.

      "Capital Lease" means, as to any Person, a lease of any Property by that Person as lessee that is, or should be in accordance with Financial Accounting Standards Board Statement No. 13, recorded as a "capital lease" on the balance sheet of that Person prepared in accordance with GAAP.

      "Cash" means, when used in connection with any Person, all monetary and non-monetary items owned by that Person that are treated as cash in accordance with GAAP, consistently applied.

      "Cash Equivalents" means, when used in connection with any Person, that Person's Investments in:

               (a) Government Securities due within one year after the date of the making of the Investment;

               (b) readily marketable direct obligations of any State of the United States of America or any political subdivision of any such State given on the date of such investment a credit rating of at least Aa by Moody's Investors

      Service, Inc. or AA by Standard & Poor's Rating Group (a division of McGraw- Hill, Inc.), in each case due within one year after the date of the making of the Investment;

               (c) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and reverse repurchase agreements covering Government Securities executed by, any Lender or any bank, savings and loan or savings bank doing business in and incorporated under the Laws of the United States of America or any State thereof and having on the date of such Investment combined capital, surplus and undivided profits of at least $250,000,000, in each case due within one year after the date of the making of the Investment;

               (d) certificates of deposit issued by, bank deposits in, eurodollar deposits through, bankers' acceptances of, and reverse repurchase agreements covering Government Securities executed by, any branch or office located in the United States of America of a bank incorporated under the Laws of any jurisdiction outside the United States of America having on the date of such Investment combined capital surplus and undivided profits of at least $500,000,000, in each case due within one year after the date of the making of the Investment; and

               (e) readily marketable commercial paper of corporations doing business in and incorporated under the Laws of the United States of America or any State thereof given on the date of such Investment the highest credit rating by Moody's Investors Service, Inc. and Standard & Poor's Rating Group (a division of McGraw-Hill, Inc.), in each case due within 270 days after the date of the making of the Investment.

      "Certificate of a Responsible Official" means a certificate signed by a Responsible Official of the Person providing the certificate.

      "Closing Date" means the time and Banking Day on which the conditions set forth in Section 8.1 are satisfied.

      "Code" means the Internal Revenue Code of 1986, as amended or replaced and as in effect from time to time.

      "Collateral" means all of the property of Borrower and of each Subsidiary, present and future.

      "Commercial Letter of Credit" means a Letter of Credit that is not a Standby Letter of Credit.

      "Commercial Letter of Credit Fee" means one percent (1.0%) of the stated amount of the Letter of Credit.

      "Commitment" means, subject to Section 2.4, $25,000,000. The respective Pro Rata Shares of the Lenders with respect to the Commitment as of the Closing Date are set forth in Schedule 1.1.

      "Commitment Assignment and Acceptance" means a Commitment Assignment and Acceptance executed by a Lender and an Eligible Assignee substantially in the form of Exhibit A and registered with the Administrative Agent pursuant to
Section 11.8.

      "Compliance Certificate" means a certificate in the form of Exhibit B, properly completed and signed by a Senior Officer of Borrower.

      "Contingent Obligation" means, as to any Person, any (a) direct or indirect guarantee of Indebtedness of, or other obligation performable by, any other Person, including any endorsement (other than for collection or deposit in the ordinary course of business), co-making or sale with recourse of the obligations of any other Person, or (b) assurance given to an obligee with respect to the performance of an obligation by, or the financial condition of, any other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item to such other Person, or any "keep-well," "take-or-pay," "through put" or other arrangement of whatever nature having the effect of assuring or holding harmless any obligee against loss with respect to any obligation of such other Person, or (c) any obligation of a partnership or joint venture of which such Person is a partner or joint venturer. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation (unless the Contingent Obligation is limited by its terms to a lesser amount, in which case to the extent of such amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

      "Contractual Obligation" means, as to any Person, any material provision of any outstanding Securities issued by that Person or of any material agreement, instrument or undertaking to which that Person is a party or by which it or any of its Property is bound.

      "Control" (and the correlative terms, "Controlled by" and "under common Control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event, any Person that owns, directly or indirectly, 5% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation having 100 or more record owners of such securities (other than securities having such power only by reason of the happening of a contingency), or 5% or more of the partnership or other ownership interests of any other Person having 100 or more owners of such partnership or other ownership interests

(other than as a limited partner of such other Person), will be deemed to control such corporation or other Person.

      "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, as amended from time to time, and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement receivership, insolvency, reorganization, or similar debtor relief Laws from time to time in effect affecting the rights of creditors generally.

      "Default" means any Event of Default or any event that, with the giving of any applicable notice or passage of time specified in Section 9.1, or both, would be an Event of Default.

      "Default Rate" means the interest rate described in Section 3.7.

      "Designated Deposit Account" means a demand deposit account to be maintained by Borrower with the Administrative Agent, as from time to time designated by Borrower by written notification to the Administrative Agent.

      "Designated Employee" means any natural Person designated by Borrower as an employee of Borrower authorized to make requests for Loans under this Agreement on behalf of Borrower pursuant to a written notice thereof signed by a Responsible Official of Borrower delivered to Administrative Agent.

      "Designated Eurodollar Market" means, with respect to any Eurodollar Rate Loan, the London interbank market.

      "Disposition" means the sale, transfer or other disposition in any single transaction or series of related transactions of any asset or group of related assets, of Borrower or any of its Subsidiaries (including a sale, transfer or other disposition by Borrower to one or more of its Subsidiaries or by a Subsidiary of Borrower to another Subsidiary of Borrower) that has or have at the date of the Disposition either a book value or fair market value (which shall be deemed to be equal to the sales price for such asset or assets upon a sale to a Person that is not an Affiliate of Borrower) equal to or greater than $50,000,000, other than (a) the sale or other disposition of inventory in the ordinary course of business, (b) the sale or other disposition of equipment that is replaced by equipment performing substantially the same function not later than (30) days after such sale or disposition and (c) the sale or other disposition of Cash Equivalents in the ordinary course of business.

      "Distribution" means, with respect to any shares of capital stock or any warrant or right to acquire shares of capital stock or any other equity security issued by a Person, (a) the retirement, redemption, purchase, or other acquisition for value (other than for common stock of such Person) by such Person of any such security, (b) the declaration or (without duplication) payment by such Person of any dividend in Cash or in Property (other than in common stock of such Person) on or with respect to any such security, (c) any Investment by such Person in the holder of any such security where such Investment is made in lieu of, or to avoid characterization as, a Distribution described in clauses (a) or (b) above and (d) any other payment by such Person constituting a distribution under applicable Laws with respect to such security.

      "dollars" or "$" means United States dollars.

      "EBITDA" means, as of any date of determination, as to Borrower and its Subsidiaries, the sum of their income from operations, less interest expense, taxes, depreciation, amortization and all extraordinary items.

      "Eligible Assignee" means (a) with respect to any Lender, any Affiliate of that Lender, and (b) any other Person (including any Lender) approved in writing by Borrower and the Arranger, which approval shall not be unreasonably withheld or delayed.

      "ERISA" means the Employee Retirement Income Security Act of 1974, and any regulations issued pursuant thereto, as amended or replaced and as in effect from time to time.

      "ERISA Affiliate" means, with respect to any Person, any other Person (or any trade or business, whether or not incorporated) that is under common control with that Person within the meaning of Section 414 of the Code.

      "Eurodollar Banking Day" means any Banking Day on which dealings in dollar deposits are conducted by and among banks in the Designated Eurodollar Market.

      "Eurodollar Base Rate" means, with respect to any Eurodollar Rate Loan, the interest rate per annum (determined solely by the Administrative Agent and rounded upward to the next 1/16 of 1%) at which deposits in dollars are offered to prime banks by major banks in the Designated Eurodollar Market at or about 11:00 a.m. local time in the Designated Eurodollar Market, two (2) Eurodollar Banking Days before the first day of the applicable Eurodollar Period in an aggregate amount approximately equal to the amount of such Eurodollar Rate Loan and for a period of time comparable to the number of days in the applicable Eurodollar Period. The determination of the Eurodollar Rate by the Administrative Agent shall be conclusive in the absence of manifest error.

      "Eurodollar Lending Office" means, as to each Lender, its office or branch so designated by written notice to Borrower and the Administrative Agent as its Eurodollar Lending Office. If no Eurodollar Lending Office is designated by a Lender, its Eurodollar Lending Office shall be its office at its address for purposes of notices hereunder.

      "Eurodollar Obligations" means eurocurrency liabilities, as defined in Regulation D.

      "Eurodollar Period" means, as to each Eurodollar Rate Loan, the period commencing on the date specified by Borrower pursuant to Section 2.1(c) and ending 1, 2, 3 or 6 months thereafter, as specified by Borrower in the applicable Request for Loan; provided that:

               (a) The first day of any Eurodollar Period shall be a Eurodollar Banking Day;

               (b) Any Eurodollar Period that would otherwise end on a day that is not a Eurodollar Banking Day shall be extended to the next succeeding Eurodollar Banking Day unless such Eurodollar Banking Day falls in another calendar month, in which case such Eurodollar Period shall end on the next preceding Eurodollar Banking Day; and

               (c) No Eurodollar Period shall extend beyond the Maturity Date.

      "Eurodollar Rate" means, with respect to any Eurodollar Rate Loan, the interest rate (rounded upward to the next 1/16 of 1%) determined to be equal to the Eurodollar Base Rate divided by [1 minus the Eurodollar Reserve Percentage].

      "Eurodollar Rate Advance" means an Advance made hereunder and designated as a Eurodollar Rate Advance in accordance with Article 2.

      "Eurodollar Rate Loan" means a Loan made hereunder and designated as a Eurodollar Rate Loan in accordance with Article 2.

      "Eurodollar Rate Spread" means an additional component of interest (which may vary over the term of any Eurodollar Rate Loan) to be added to the Eurodollar Rate in determining the interest rate payable with respect to Eurodollar Rate Loans. As of each date of determination the Eurodollar Rate Spread equals the interest rate per annum set forth on the Pricing Grid.

      "Eurodollar Reserve Percentage" means, with respect to any Eurodollar Rate Loan, the percentage applicable as of the date of determination of the Eurodollar Base Rate representing the aggregate reserve requirements of the Administrative Agent (disregarding any offsetting amounts that may be available to the Administrative Agent to decrease such requirements to the extent that such offsetting amounts arose out of transactions other than those contemplated by this Agreement) under Regulation D and any other applicable Laws with respect to Eurodollar Obligations in an aggregate amount equal to the amount of such Eurodollar Rate Loan and for a time period comparable to the number of months in the applicable Eurodollar Period. The determination by the Administrative Agent of any applicable Eurodollar Reserve Percentage shall be presumed correct in the absence of manifest error.

      "Event of Default" has the meaning provided in Section 9.1.

      "Facility Fee Rate" means, as of each date of determination, the rate per annum set forth on the Pricing Grid.

      "Federal Funds Rate" means, as of any date of determination, the interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York in its statistical release H-15 or, if such rate is not so published for any day which is a Banking Day, the average of the quotations for such day on such transactions, as received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

      "Financial Covenants" means those covenants provided for in Section 6.11.

      "Fiscal Quarter" means the fiscal quarter of Borrower consisting of a three month fiscal period ending on each March 31, June 30, September 30 and December 31.

      "Fiscal Year" means the fiscal year of Borrower consisting of a twelve month fiscal period ending on each December 31.

      "Fixed Charge Coverage Ratio" means, for the prior twelve months ending on the last day of a Fiscal Quarter, the ratio of (i) EBITDA less all capital expenditures and taxes paid, to (ii) the sum of interest expenses, lease payments and scheduled principal payments of Borrower and its Subsidiaries.

      "GAAP" means, as of any date of determination, accounting principles set forth as "generally accepted" in then currently effective Statements of the Auditing Standards Board of the American Institute of Certified Public Accountants, or, if no such Statements are then in effect, that are then approved by such other entity as may be approved by a significant segment of the accounting profession in the United States of America. The term "consistently applied," as used in connection therewith, means that the accounting principles applied are consistent in all material respects to those applied at prior dates or for prior periods.

      "Government Securities" means readily marketable direct full faith and credit obligations of the United States of America or obligations unconditionally guaranteed by the full faith and credit of the United States of America.

      "Governmental Agency" means (a) any foreign, federal, state, county or municipal government or political subdivision thereof, (b) any governmental or quasi-governmental agency, authority, board, bureau, commission, department instrumentality or public body, (c) any court or administrative tribunal or (d) with respect to any Person, any arbitration tribunal or other non-governmental authority to whose jurisdiction that Person has consented.

      "Guaranty" means a Continuing Guaranty from a Subsidiary of Borrower, substantially in the form attached hereto as Exhibit D.

      "Hazardous Materials" means substances defined as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., or as hazardous, toxic or pollutant pursuant to the Hazardous Materials Transportation Act 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act 42

U.S.C. Section6901, et seq., or any other applicable Law governing environmental health and hygiene, in each case as such Laws are amended from time to time.

      "Hazardous Materials Laws" means all federal, state or local laws, ordinances, rules or regulations governing the disposal of Hazardous Materials applicable to any of the Property.

      "Indebtedness" means, as to any Person, (a) all indebtedness of such Person for borrowed money, (b) that portion of the obligations of such Person under Capital Leases which is properly recorded as a liability on a balance sheet of that Person prepared in accordance with GAAP, (c) any obligation of such Person that is evidenced by a promissory note or other instrument representing an extension of credit to such Person, whether or not for borrowed money, (d) any obligation of such Person for the deferred purchase price of Property or services (other than trade or other accounts payable in the ordinary course of business in accordance with customary terms), (e) any obligation of such Person that is secured by a Lien on assets of such Person, whether or not that Person has assumed such obligation or whether or not such obligation is non-recourse to the credit of such Person, but only to the extent of the fair market value of the assets so subject to the Lien, (f) obligations of such Person arising under acceptance facilities or under facilities for the discount of accounts receivable of such Person and (g) obligations of such Person for unreimbursed draws under letters of credit issued for the account of such Person.

      "Intangible Assets" means assets that are considered intangible assets under GAAP, including (a) any write-up in book value of any asset subsequent to its acquisition and (b) customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, unamortized deferred charges, unamortized debt discount capitalized research and development costs and other intangible assets.

      "Interest Coverage Ratio" means, for the prior twelve months ending on the last day of a Fiscal Quarter, the ratio of EBITDA to the interest expense of Borrower and its Subsidiaries.


      "Interest Differential" means, with respect to any prepayment of a Eurodollar Rate Loan on a day other than the last day of the applicable Eurodollar Period and with respect to the failure to borrow a Eurodollar Rate Loan on the date or in the amount specified in a Request for Loan, (a) the per annum interest rate payable with respect to that Eurodollar Rate Loan as of the date of the prepayment or failure to borrow, minus (b) the Eurodollar Rate, as applicable, on or as near as practicable to, the date of the prepayment or failure to borrow for a Eurodollar Rate Loan commencing on such date and ending on the last day of the applicable Eurodollar Period. The determination of the Interest Differential by the Administrative Agent shall be conclusive in the absence of manifest error.

      "Investment" means, when used in connection with any Person, any investment by or of that Person, whether by means of purchase or other acquisition of capital stock or other Securities of any other Person or by means of loan, advance, capital contribution, guaranty or other debt or equity participation or interest or otherwise, in any other Person, including any partnership and joint venture interests of such Person in any other Person. The amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

      "Issuing Bank" means Wells Fargo Bank, National Association and any successor or assign.

      "Laws" means, collectively, all, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or controlling precedents of any Governmental Agency.

      "Lender" means any of the lenders signatory to this Agreement, their successors and, upon the effective date after registration with the Administrative Agent pursuant to Section 11.8 of a Commitment Assignment and Acceptance executed by an Eligible Assignee, such Eligible Assignee.

      "Letter of Credit Balance" means, at any time, the sum of (a) the aggregate undrawn amount of all Letters of Credit outstanding at such time for which additional Collateral consisting of Cash Equivalents has not been pledged plus (b) the aggregate amount which has been drawn under Letters of Credit but for which the Issuing Bank or the Lenders, as the case may be, have not been reimbursed by the Borrower.

      "Letter of Credit Commitment" means $5,000,000.

      "Letter of Credit Disbursement" means any payment or disbursement made by the Issuing Bank under or pursuant to a Letter of Credit.

      "Letters of Credit" means letters of credit issued by the Issuing Bank for the account of the Borrower pursuant to Article 2A.

      "Leverage Ratio" means the ratio of Net Funded Debt of Borrower and its Subsidiaries to their EBITDA for the prior twelve month period.

      "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any Property.

      "Loan" means any group of Advances made at any one time by the Lenders under the Commitment pursuant to Article 2 or a Swing Line Loan.

      "Loan Documents" means, collectively, this Agreement, the Notes, any Request for Loan, the Security Documents and any other certificates, documents or agreements of any type or nature heretofore or hereafter executed and delivered by Borrower to the Administrative Agent or to any Lender in furtherance of this Agreement, in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated, extended or supplanted.

      "Majority Lenders" means, as of any date of determination, Lenders whose aggregate Pro Rata Share is at least 51.0% of the Commitment then in effect or, if the Commitment is then suspended or terminated, Lenders holding Notes evidencing at least 51.0% of the aggregate Indebtedness evidenced by the Notes.

      "Material Adverse Effect" means any set of circumstances or events which
(a) has or could reasonably be expected to have any material adverse effect whatsoever upon the validity or enforceability of any Loan Document, (b) is or could reasonably be expected to be material and adverse to the condition (financial or otherwise) or business operations of Borrower and its Subsidiaries, taken as a whole, or to the prospects of Borrower and its Subsidiaries, taken as a whole, (c) materially impairs or could reasonably be expected to materially impair the ability of Borrower and its Subsidiaries, taken as a whole, to perform its Obligations or (d) materially impairs or could reasonably be expected to materially impair the ability of any of the Lenders to enforce any of its legal remedies pursuant to the Loan Documents.

      "Maturity Date" means June 30, 2001.

      "Multiemployer Plan" means any employee benefit plan of a type described in Section 4001(a)(3) of ERISA.

      "Negative Pledge" means any covenant binding on Borrower that prohibits the creation of Liens on any Property of Borrower.

      "Net Funded Debt" means the sum of the Indebtedness and Contingent Obligations of Borrower and its Subsidiaries, less amounts in excess of $5,000,000 fully collateralized by Cash or Cash Equivalents resulting from the issuance of the Senior Notes.

      "Note" means any of the promissory notes made by Borrower in favor of a Lender evidencing Advances under that Lender's Pro Rata Share of the Commitment, substantially in the form of Exhibit C, or the Swing Line Note, either as originally executed or as the same may from time to time be supplemented, modified, amended, renewed, extended or supplanted.

      "Obligations" means all present and future obligations of every kind or nature of Borrower at any time and from time to time owed to the Administrative Agent, the Issuing Bank, the Swing Line Lender or the Lenders or any one or more of them under any one or more of the Loan Documents, whether due or to become due, matured or unmatured, liquidated or unliquidated, or contingent or noncontingent, including obligations of performance as well as obligations of payment, and including interest that accrues after the commencement of any proceeding under any Debtor Relief Law by or against Borrower or any Subsidiary of Borrower.

      "Opinion of Counsel" means the favorable written legal opinion of counsel to Borrower together with copies of any officer's certificate or legal opinion of another counsel or law firm relied upon by such counsel in its opinion.

      "Outstanding Balance" means the sum at any time of (i) the outstanding principal amount of the Loans, plus (ii) the Letter of Credit Balance, plus
(iii) the Swing Line Balance.

      "Party" means any Person other than the Administrative Agent and the Lenders, which now or hereafter is a party to any of the Loan Documents.

      "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto established under ERISA.

      "Pension Plan" means any "employee pension benefit plan" that is subject to Title IV of ERISA and which is maintained for employees of Borrower or any of its ERISA Affiliates.

      "Permitted Encumbrances" means:

               (a) material inchoate Liens incident to construction or maintenance of real property, or Liens incident to construction or maintenance of real property, now or hereafter filed of record for which adequate reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment;

               (b) material Liens for taxes and assessments on real property which are not yet past due, or Liens for taxes and assessments on real property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment;

               (c) easements, exceptions, reservations, or other agreements granted or entered into after the date hereof affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

               (d) rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, the use of any real property;

               (e) rights reserved to or vested in any Governmental Agency by Law to control or regulate, or obligations or duties under Law to any Governmental Agency with respect to, any right power, franchise, grant, license, or permit;

               (f) present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

               (g) statutory Liens, other than those described in clauses (a) or
      (b) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings, provided that, if delinquent, adequate reserves have been set aside with respect thereto and, by reason of nonpayment no Property is subject to a material risk of loss or forfeiture;

               (h) Liens consisting of pledges or deposits to secure obligations under workers' compensation laws or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

               (i) Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which Borrower or a Subsidiary is a party as lessee;

               (j) Liens consisting of deposits of Property to secure statutory obligations of Borrower or a Subsidiary of Borrower in the ordinary course of its business; and

               (k) Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which Borrower or a Subsidiary of Borrower is a party in the ordinary course of its business.

      "Permitted Right of Others" means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of Property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, and (c) the reversionary interest of a landlord under a lease of Property.

      "Person" means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, limited liability company, joint stock company, trust, estate, unincorporated organization, business association, tribe, firm, joint venture, Governmental Agency, or otherwise.

      "Pledge Agreement" means a Pledge and Irrevocable Proxy Security Agreement from Borrower substantially in the form attached hereto as Exhibit F.

      "Pricing Grid" means the Pricing Grid attached hereto as Schedule 3.1.

      "Prime Rate" means the rate of interest most recently announced by Wells Fargo Bank, National Association at its principal office in San Francisco as its Prime Rate, with the understanding that the Prime Rate is one of several base rates used by Wells Fargo Bank and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo Bank may designate. Each change in the Prime Rate will be effective on the day the change is announced within Wells Fargo Bank.

      "Property" means any interest in any kind of property or asset whether real, personal or mixed, or tangible or intangible.

      "Pro Rata Share" means, with respect to each Lender, the percentage of the Commitment set forth opposite the name of that Lender on Schedule 1.1.

      "Quarterly Payment Date" means June 30, 1998 and each subsequent September 30, December 31, March 31 and June 30 through the Maturity Date.

      "Regulations D, G, U and X" mean, respectively, Regulations D, G, U and X, as at any time amended, of the Board of Governors of the Federal Reserve System, or any other regulation in substance substituted therefor.

      "Request for Loan" means a written request for a Loan substantially in the form of Exhibit E, signed by a Responsible Official of Borrower and properly completed to provide all information required to be included therein.

      "Requirement of Law" means, as to any Person, the articles or certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any Law, or judgment, award, decree, writ or determination of a Governmental Agency, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

      "Responsible Official" means (a) when used with reference to a Person other than an individual, any corporate officer of such Person, general partner of such Person, corporate officer of a corporate general partner of such Person, or corporate officer of a corporate general partner of a partnership that is a general partner of such Person, or any other responsible official thereof duly acting on behalf thereof, and (b) when used with reference to a Person who is an individual, such Person or his authorized agent acting through a power of attorney. Any document or certificate hereunder that is signed or executed by a Responsible Official of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of that Person.

      "Right of Others" means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that Property, and (b) any option or right (including any option or right to acquire a Lien) held by any other Person to acquire any such right, title or other interest in or with respect to that Property.

      "RLC Note" means a Note evidencing Advances made to Borrower pursuant to
Article 2.

      "Securities" means any capital stock, share, voting trust certificate, bond, debenture, note or other evidence of indebtedness, limited partnership interest, or any warrant, option or other right to purchase or acquire any of the foregoing.

      "Security Agreement" means a Security Agreement from a Subsidiary of Borrower, substantially in the form attached hereto as Exhibit G.

      "Security Documents" has the meaning provided in Section 3.16.

      "Senior Notes" means those 10.5% Senior Notes due 2008 issued on June 4, 1998 in the amount of $100,000,000.00.

      "Senior Officer" means the (a) chief executive officer, (b) chief operating officer, (c) chief financial officer, (d) vice president or (e) treasurer, in each, case whatever the title nomenclature may be, of the Person designated.

      "Special Eurodollar Circumstance" means (a) the adoption of any Law by any Governmental Agency, central branch or comparable authority with respect to activities in the Designated Eurodollar Market, or (b) any change in the interpretation or administration of any existing Law by any Governmental Agency, central bank or comparable authority charged with the interpretation or administration thereof, or (c) compliance by any Lender or its Eurodollar Lending Office with any request or directive (whether or not having the force of Law) of any such Governmental Agency, central bank or comparable authority, or
(d) the existence or occurrence of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders.

      "Standby Letter of Credit" means a Letter of Credit intended to secure an obligation of Borrower to the beneficiary of such Letter of Credit.

      "Subsidiary" means, as of any date of determination and with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time beneficially owned by such Person and/or one or more Subsidiaries of such Person, or (b) in the case of a partnership, joint venture, limited liability company or other business entity, of which such Person or a Subsidiary of such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interests are at the time beneficially owned by such Person and/or one or more of its Subsidiaries.

      "Swing Line" means the revolving line of credit established by the Swing Line Lender in favor of Borrower pursuant to Article 2B.

      "Swing Line Balance" means, as of any date of determination, the aggregate principal Indebtedness of Borrower on all Swing Line Loans then outstanding.

      "Swing Line Commitment" means $5,000,000.00.

      "Swing Line Lender" means Wells Fargo Bank, National Association.

      "Swing Line Loans" means loans made by the Swing Line Lender to Borrower pursuant to Article 2B.

      "Swing Line Note" means that promissory note executed by Borrower in favor of the Swing Line Lender in connection with the Swing Line.

      "Termination Event" means (a) a "reportable event" as defined in Section 4043 of ERISA (other than a "reportable event" that is not subject to the provision for 30 day notice to the PBGC), (b) the withdrawal of Borrower or any of its ERISA Affiliates from a Pension Plan during any plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Pension Plan or the treatment of an amendment to a Pension Plan as a termination thereof pursuant to Section 4041 of ERISA, (d) the institution of proceedings to terminate a Pension Plan by the PBGC or (e) any other event or condition which might reasonably be expected to constitute grounds under ERISA for the termination of, or the apportionment of a trustee to administer, any Pension Plan.

      "Type", when used with respect to any Loan or Advance, means the designation of whether such Loan or Advance is a Base Rate Loan or Advance or a Eurodollar Rate Loan or Advance.

      1.2 Use of Defined Terms. Any defined term used in the plural shall refer to all members of the relevant class, and any defined term used in the singular shall refer to any one or more of the members of the relevant class.

      1.3 Accounting Terms. All accounting terms not specifically defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, except as otherwise specifically prescribed herein. In the event that GAAP changes during the term of this Agreement such that the Financial Covenants would then be calculated in a different manner or with different components, (a) Borrower and the Lenders agree to promptly amend this Agreement in such respects as are necessary to conform those covenants as criteria for evaluating Borrower's financial condition to substantially the same criteria as were effective prior to such change in GAAP and (b) unless and until such an amendment to the Loan Documents is effected, Borrower shall report its performance with respect to the affected covenants in accordance with GAAP as in effect prior to such changes.

      1.4 Rounding. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

      1.5 Exhibits and Schedules. All Exhibits and Schedules to this Agreement either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

      1.6 References to "Borrower and its Subsidiaries." Any reference herein to "Borrower and its Subsidiaries" or the like shall refer solely to Borrower during such times, if any, as Borrower shall have no Subsidiaries.

      1.7 Miscellaneous Terms. The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males. The term "including" is by way of example and not limitation. Each reference to an hour or time of the day set forth in any Loan Document, unless otherwise stated, shall be deemed to be a reference to the hour or time of the day in Phoenix, Arizona.

                                    ARTICLE 2

                                      LOANS


      2.1      Loans - General.

               (a) Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the Maturity Date, each Lender shall, pro rata according to its Pro Rata Share of the then applicable Commitment, make Advances to Borrower under the Commitment in such amounts as Borrower may request that do not exceed in the aggregate at any one time outstanding the amount of that Lender's pro Rata Share of the then applicable Commitment; provided that, after giving effect to the Loan of which such Advance is a part, the Outstanding Balance shall not exceed the Commitment. Subject to the limitations set forth herein, Borrower may borrow, repay and reborrow under the Commitment without premium or penalty.

               (b) Subject to the next sentence, each Loan shall be made pursuant to a Request for Loan which shall specify the requested (i) date of such Loan, (ii) Type of Loan, (iii) amount of such Loan and (iv) if a Eurodollar Rate Loan is requested, the Eurodollar Period for such Loan. Unless the Administrative Agent has notified, in its sole and absolute discretion, Borrower to the contrary, a Loan may be requested by telephone, telecopier or telex by a Responsible Official of Borrower or by any Designated Employee, in which case Borrower shall promptly confirm such request by transmitting a telecopy of, or at Administrative Agent's request by mailing, a Request for Loan conforming to the preceding sentence to Administrative Agent.

               (c) Promptly following receipt of a Request for Loan, the Administrative Agent shall notify each Lender by telephone, telecopier or telex of the date and Type of the Loan, any applicable Eurodollar Period, and that Lender's Pro Rata Share of the Loan. Not later than 11:00 a.m. (California time), on the date specified for any Loan, each Lender shall make its Pro Rata Share of the Loan available to the Administrative Agent at the Administrative Agent's Office in immediately available funds. Upon fulfillment of the applicable conditions set forth in Article 8, all Advances shall be credited in immediately available funds to the Designated Deposit Account.

               (d) Unless the Majority Lenders otherwise consent, each Base Rate Loan shall be an integral multiple of $100,000 but not less than $500,000 and each Eurodollar Rate Loan shall be an integral multiple of $500,000 but not less than $1,000,000.

               (e) The Advances made by each Lender under its Pro Rata Share of the Commitment shall be evidenced by that Lender's RLC Note.

               (f) A Request for Loan shall be irrevocable upon the Administrative Agent's first notification thereof.

               (g) The purpose of the Commitment is to provide for the working capital needs and general corporate purposes of the Borrower.

               (h) If no Request for Loan (or telephonic or other request for a Loan referred to in the second sentence of Section 2.1(b), if applicable) has been made within the requisite notice periods set forth in Sections 2.2 and 2.3 in connection with a Loan which, if made, would not increase the outstanding principal Indebtedness outstanding under the Commitment, then Borrower shall be deemed to have requested a Base Rate Loan in an amount equal to the amount necessary to cause such outstanding principal Indebtedness to remain the same and, subject to Section 8.2 the Lenders shall make the Advances necessary to make such Loan notwithstanding Sections 2.1(b) and 2.2.

               (i) If a Loan is to be made on the same date that another Loan is due and payable, Borrower or the Lenders, as the case may be, shall make available to the Administrative Agent the net amount of funds giving effect to both such loans, and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

      2.2 Base Rate Loans. Each request by Borrower for a Base Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for a Loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 11:00 a.m. (California time) on the day prior to the date of the requested Base Rate Loan. All Loans shall constitute Base Rate Loans unless properly designated as Eurodollar Rate Loans.

      2.3      Eurodollar Rate Loans.

               (a) Each request by Borrower for a Eurodollar Rate Loan shall be made pursuant to a Request for Loan (or telephonic or other request for a Loan referred to in the second sentence of Section 2.1(b), if applicable) received by the Administrative Agent, at the Administrative Agent's Office, not later than 11:00 a.m. (California time) at least three (3) Eurodollar Banking Days before the first day of the applicable Eurodollar Period.

               (b) Prior to the first day of the applicable Eurodollar Period, the Administrative Agent shall determine the applicable Eurodollar Rate (which determination shall be conclusive in the absence of manifest error) and promptly shall give notice of the same to Borrower and the Lenders by telephone, telecopier or telex.

               (c) Unless all of the Lenders otherwise consent, no Eurodollar Rate Loan may be requested during the continuation of a Default or Event of Default.

               (d) Unless the Majority Lenders otherwise consent no more than six (6) Eurodollar Rate Loans shall be outstanding at any one time.

               (e) Nothing contained herein shall require any Lender to fund any Eurodollar Rate Advance in the Designated Eurodollar Market.

      2.4 Voluntary Reduction of the Commitment. Borrower shall have the right, at any time and from time to time, without penalty or charge, upon at least five
(5) Banking Days' prior written notice to the Administrative Agent, voluntarily to reduce, permanently and irrevocably, in aggregate principal amounts in an integral multiple of $250,000.00 which are not less than $1,000,000, all or a portion of the then undisbursed portion of the Commitment; provided that any such reduction shall be accompanied by payment of all accrued and unpaid facility fees with respect to the portion of the Commitment being reduced.

      2.5 Administrative Agent's Right to Assume Funds Available for Advances. Unless the Administrative Agent shall have been notified by any Lender no later than the Banking Day prior to the funding by the Administrative Agent of any Loan that such Lender does not intend to make available to the Administrative Agent such Lender's Pro Rata Share of the total amount of such Loan (and provided that the Administrative Agent has given such Lender notice of such Loan in accordance with Section 2.1(c)), the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on the date of the Loan and the Administrative Agent may, in reliance upon such assumption, make available to Borrower a corresponding amount. If the Administrative Agent has made funds available to Borrower based on such assumption and such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent's demand therefor, the Administrative Agent promptly shall notify Borrower and Borrower shall pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover from such Lender, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to Borrower to the date such corresponding amount is recovered by the Administrative Agent at a rate per annum equal to the Federal Funds Rate.

                                   ARTICLE 2A

                                LETTERS OF CREDIT


      2A.1  Letters of Credit.

               (a) Provided that the Borrower has satisfied the conditions precedent contained in Section 2A.1(c) hereof, the Issuing Bank agrees, from time to time, to issue and/or renew Standby Letters of Credit on behalf of the Borrower so long as upon such issuance and/or renewal, after giving to such Standby Letter of Credit, (i) the Outstanding Balance will not exceed the Commitment and (ii) the Letter of Credit Balance will not exceed the Letter of Credit Commitment. The expiration date of a Standby Letter of Credit may not exceed the earlier of the Maturity Date or one year after its issuance. On each Quarterly Payment Date and on the earlier of the expiration date of a Standby Letter of Credit and the date upon which the Obligations are paid in full and the Commitment terminated, Borrower shall pay in arrears to the Administrative Agent, for the account of each Lender according to its Pro Rata Share of the Commitment, a Standby Letter of Credit fee equal to the Eurodollar Rate Spread times the undrawn amount of each outstanding Standby Letter of Credit.

               (b) Provided that the Borrower has satisfied the conditions precedent contained in Section 2A.1(c) hereof, the Issuing Bank agrees, from time to time, to issue and/or renew Commercial Letters of Credit on behalf of the Borrower so long as upon such issuance and/or renewal, after giving to such Commercial Letter of Credit, (i) the Outstanding Balance, will not exceed the Commitment and (ii) the Letter of Credit Balance will not exceed the Letter of Credit Commitment. The expiration date of a Commercial Letter of Credit may not exceed the Maturity Date. Borrower shall pay to the Administrative Agent, for the account of each Lender according to its Pro Rata Share of the Commitment, the Commercial Letter of Credit Fee upon the issuance and/or renewal of such Commercial Letter of Credit.

               (c) The obligation of the Issuing Bank to issue and/or renew any Letters of Credit on behalf of the Borrower shall be subject to the following conditions precedent on the date of issuance or renewal of each such Letter of
Credit:

                  (i) The Borrower shall execute and deliver to the Issuing Bank an application for letter of credit, specifying the amount of the requested Letter of Credit, the requested term thereof, the Type of Letter of Credit and the beneficiary thereof; and

                  (ii) The Borrower shall pay to the Issuing Bank, for its own account, such reasonable fronting, issuance, drawing, amendment, transfer, obligation and other fees as shall be agreed upon by Borrower and the Issuing Bank from time to time.

                  (iii) No Event of Default which has not been waived by the Administrative Agent and the Majority Lenders shall exist and no event or condition shall exist that after notice or lapse of time, or both would constitute an Event of Default.

               (d) That Letter of Credit No. NZS300285 in the stated amount of $1,071,000.00 dated June 3, 1998, previously issued by Issuing Bank for the account of Borrower, shall be deemed to be a Standby Letter of Credit and, effective as of the Closing Date, shall be deemed to be outstanding under this Agreement.

      2A.2 Notice. The Issuing Bank shall give the Administrative Agent, which shall in turn give to each Lender, prompt written or telecopy advice of any notice received from the Borrower pursuant to this Section 2A.

      2A.3  Letter of Credit Participations.

               (a) By the issuance of a Letter of Credit and without any further action on the part of the Issuing Bank or the Lenders in respect thereof, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Pro Rata Share, based upon the Pro Rata Shares in effect at the time of any drawing thereunder (or, if the Commitment shall have been terminated, the Pro Rata Shares in effect immediately prior to such termination), of the face amount of such Letter of Credit, effective upon the issuance of such Letter of Credit; provided, however, that no Lender shall be required to acquire participations in Letters of Credit that would result in its Pro Rata Share of the Letter of Credit Balance exceeding its Pro Rata Share of the Commitment. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, in accordance with Section 2A.4 below, such Lender's pro rata percentage of each unreimbursed Letter of Credit Disbursement made by the Issuing Bank.

               (b) Each Lender acknowledges and agrees that its acquisition of participations pursuant to paragraph (a) above in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including without limitation the occurrence and continuance of any Event of Default hereunder, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided that nothing herein shall constitute a waiver of any rights a Lender may have by reason of the gross negligence or wilful misconduct of the Issuing Bank.

      2A.4  Disbursement and Reimbursement.

               (a) Promptly after it shall have ascertained that any draft and any accompanying documents presented under a Letter of Credit appear to be in strict conformity with the terms and conditions of such Letter of Credit, the Issuing Bank shall give telephone and telecopy notice to the Borrower and the Administrative Agent of the receipt and amount of such draft and the date on which payment thereon will be made. If the Administrative Agent shall not have received from the Borrower the payment required pursuant to paragraph (b) below by 11:00 a.m. (California time), one Banking Day after the date on which payment of a draft presented under any Letter of Credit has been made, the Administrative Agent shall promptly so notify the Issuing Bank and each Lender, specifying in the notice to each Lender such Lender's pro rata percentage of such Letter of Credit Disbursement. Each Lender shall pay to the Administrative Agent, not later than 11:00 a.m. (California time), on such date, such Lender's percentage of such Letter of Credit Disbursement, which the Administrative Agent shall promptly pay to the Issuing Bank. The Administrative Agent will promptly remit to each Lender such Lender's percentage of any amounts subsequently received by the Administrative Agent from the Borrower in respect of such Letter of Credit Disbursement; provided that (i) amounts so received for the account of any Lender prior to payment by such Lender of amounts required to be paid by it hereunder in respect of any Letter of Credit Disbursement and (ii) amounts representing interest on any Letter of Credit Disbursement for the period prior to the payment by such Lender of such amounts shall in each case be remitted to the Issuing Bank.

               (b) If the Issuing Bank shall pay any draft presented under a Letter of Credit, the Borrower shall pay to the Issuing Bank or to the Administrative Agent for the account of the Issuing Bank or, if the Administrative Agent shall have received the payments provided in paragraph (a) above with respect to such drawing, for the accounts of the Lenders, an amount equal to the amount of such draft before 11:00 a.m. (California time), on the Banking Day immediately following the date of payment of such draft, together with interest on such amount at a rate per annum equal to the interest rate in effect for Base Rate Loans from (and including) the date of payment of such draft to (but excluding) the date of such payment by the Borrower. The obligation of the Borrower to pay the amounts referred to above in this paragraph (b) shall be absolute, unconditional and irrevocable and shall be satisfied strictly in accordance with their terms irrespective of:

                  (i) any lack of validity or enforceability of any Letter of Credit (except as set forth in subparagraphs (iv) or (v) below);

                  (ii) the existence of any claim, setoff, defense or other right which the Borrower or any other Person may at any time have against the beneficiary under any Letter of Credit, the Administrative Agent, any Issuing Bank or any Lender (other than the defense of payment in accordance with the terms of this Agreement or a defense based on the gross negligence or wilful misconduct of the Issuing Bank) or any other Person in connection with this Agreement or any other transaction;

                  (iii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect; provided that payment by the Issuing Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or wilful misconduct;

                  (iv) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document which does not comply in any immaterial respect with the terms of such Letter of Credit; provided that such payment shall not have constituted gross negligence or wilful misconduct; or

                  (v) any other circumstance or event whatsoever, whether or not similar to any of the foregoing; provided that such other circumstance or event shall not have been the result of gross negligence or wilful misconduct of the Issuing Bank.

               It is understood that in making any payment under a Letter of Credit (1) the Issuing Bank's exclusive reliance on the documents presented to it under such Letter of Credit as to any and all matters set forth therein, including without limitation, reliance on the amount of any draft presented under such Letter of Credit, whether or not the amount due to the beneficiary equals the amount of such draft and whether or not any document presented pursuant to such Letter of Credit proves to be forged, fraudulent or invalid in any respect, if such document on its face appears to be in order, and whether or not any other statement or any other document presented pursuant to such Letter of Credit proves to be forged or invalid or any statement therein proves to be inaccurate or untrue in any respect whatsoever, and (2) any noncompliance in any immaterial respect of the documents presented under a Letter of Credit with the terms thereof shall, in either case, not be deemed wilful misconduct or gross negligence of the Issuing Bank.

                                   ARTICLE 2B

                                   SWING LINE


      2B.1 Swing Line. The Swing Line Lender, for its own account, shall from time to time from the Closing Date through the day prior to the Maturity Date make Swing Line Loans to Borrower in such amounts as Borrower may request, provided that (a) after giving effect to such Swing Line Loan, the Swing Line Balance does not exceed the Swing Line Commitment, (b) after giving effect to such Swing Line Loan, the Outstanding Balance does not exceed the Commitment, and (c) no Swing Line Loan may be made during the continuation of a Default or an Event of Default unless such Default or Event of Default has been waived by the Administrative Agent and the Majority Lenders. Borrower may borrow, repay and reborrow under the Swing Line Commitment without premium or penalty.

      2B.2 Borrowing. Unless notified to the contrary by the Swing Line Lender, borrowings under the Swing Line may be made in amounts which are integral multiples of $1.00 upon telephonic request by a Responsible Official made to the Administrative Agent not later than 11:00 a.m. (California time), on the Banking Day of the requested borrowing (which telephonic request shall be promptly confirmed in writing by telecopier). Promptly after receipt of such a request for borrowing, the Administrative Agent shall provide telephonic verification to the Swing Line Lender that availability for Swing Line Loans exists under
Section 2B.1 (and such verification shall be promptly confirmed in writing by telecopier). Unless notified to the contrary by the Swing Line Lender, each repayment of a Swing Line Loan shall be in an amount which is an integral multiple of $1.00.

      2B.3  Repayments.

               (a) Swing Line Loans shall bear interest at a fluctuating rate per annum equal to the Base Rate plus Base Rate Spread. Interest shall be payable on such dates, not more frequent than monthly, as may be specified by the Swing Line Lender and in any event on the Maturity Date. The Swing Line Lender shall be responsible for invoicing Borrower for such interest. The interest payable on Swing Line Loans is solely for the account of the Swing Line Lender.

               (b) The principal of a Swing Line Loan shall be payable no later than ten (10) Banking Days after the date the Swing Line Loan is made by the Swing Line Lender and in any event on the Maturity Date.

                                    ARTICLE 3

                           PAYMENTS AND FEES; SECURITY
                               DOCUMENTS; GUARANTY


         3.1 Principal and Interest.

                      (a) Interest shall be payable on the outstanding daily unpaid principal amount of each Advance from the date thereof until payment in full is made and shall accrue and be payable at the rates set forth herein before and after an Event of Default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law, with interest on overdue interest to bear interest at the Default Rate to the fullest extent permitted by applicable Laws.

                      (b) Interest accrued on each Base Rate Loan through the last day of each calendar month shall be due and payable on the fifth Banking Day following that day. Except as otherwise provided in Section 3.7, the unpaid principal amount of each Base Rate Loan shall bear interest at a fluctuating rate per annum equal to the Base Rate plus the Base Rate Spread. Each change in the interest rate applicable to Base Rate Loans shall take effect simultaneously with the corresponding changes in the Base Rate. Each change in the Base Rate shall be effective as of 12:01 a.m. on the Banking Day on which such change in the Base Rate is announced, unless otherwise specified in such announcement in which case the change shall be effective as so specified.

                      (c) Interest accrued on each Eurodollar Rate Loan which is for a term of three months or less shall be due and payable on the last day of the related Eurodollar Period. Interest accrued on each other Eurodollar Rate Loan shall be due and payable on each Quarterly Payment Date and on the last day of the related Eurodollar Period. Except as otherwise provided in Section 3.7 the unpaid principal amount of any Eurodollar Rate Loan shall bear interest at a rate per annum equal to the Eurodollar Rate for that Eurodollar Rate Loan plus the applicable Eurodollar Rate Spread.

                      (d) If not sooner paid, the principal Indebtedness evidenced by the Notes shall be payable as follows:

                           (i) the principal amount of each Eurodollar Rate Loan shall be payable immediately on the last day of the Eurodollar Period for such Loan;

                           (ii) the principal Indebtedness evidenced by the Notes shall be payable immediately in immediately available funds, to the extent that the outstanding principal amount of the Loans at any time exceeds the Commitment and in an amount sufficient to reduce the amount outstanding to an amount equal to or less than the Commitment; and

                           (iii) the principal Indebtedness evidenced by the Notes shall in any event be payable immediately in immediately available funds on the Maturity Date.

                      (e) The Notes may, at any time and from time to time, voluntarily be paid or prepaid in whole or in part without premium or penalty, except that with respect to any voluntary prepayment under this subsection, (i) any partial prepayment of Loans shall be in an integral multiple of $500,000, but not less than $1,000,000, (ii) the Administrative Agent shall have received written notice of any prepayment at least one (1) Banking Day, in the case of a Base Rate Loan, and three (3) Banking Days, in the case of a Eurodollar Rate Loan, before the date of prepayment which notice shall identify the date and amount of the prepayment and the Loan(s) being prepaid, (iii) each prepayment of principal shall be accompanied by payment of interest accrued through the date of payment on the amount of principal paid and (iv) any payment or prepayment or conversion of all or any part of any Eurodollar Rate Loan on a day other than the last day of the applicable Eurodollar Period shall be subject to Section 3.6(d).

         3.2 Facility Fee. On each Quarterly Payment Date and on the earlier of the Maturity Date and the date upon which the Obligations are paid in full and the Commitment terminated, Borrower shall pay in arrears to the Administrative Agent, for the account of each Lender according to its Pro Rata Share of the Commitment, a facility fee equal to the then applicable Facility Fee Rate times the average unused portion of the Commitment for the period since the last Quarterly Payment Date. For purposes of calculation of the facility fee, the average unused portion of the Commitment shall not be reduced by the amount of any Swing Line Loans made.

         3.3 [Intentionally left blank.]

         3.4 Agency Fee. Borrower shall pay to the Administrative Agent an agency fee in such amounts and at such times as agreed upon by letter agreement dated of even date herewith between Borrower and the Administrative Agent. The agency fee paid to the Administrative Agent is solely for its own account and is nonrefundable.

         3.5 Increased Commitment Costs. If any Lender reasonably determines in good faith that compliance with any Law or regulation enacted or promulgated after the Closing Date, or with any guideline or request from any central bank or other Governmental Agency issued or made after the Closing Date (whether or not having the force of Law) has or would have the effect of materially reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender's portion of the Commitment or its making or maintaining of Advances or Swing Line Loans, below the rate which the Lender or such other corporation could have achieved but for such compliance (taking into account the policies of such Lender or corporation with regard to capital), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), immediately pay to such Lender additional amounts reasonably sufficient to compensate such Lender or other corporation for such reduction. A certificate as to such amounts, submitted to the Borrower and the Administrative

Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. Each Lender agrees promptly to notify the Borrower and the Administrative Agent of any circumstances that would cause the Borrower to pay additional amounts pursuant to this Section, provided that the failure to give such notice shall not affect the Borrower's obligation to pay such additional amounts hereunder.

         3.6 Eurodollar Fees and Costs.

                      (a) If, after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance:

                           (1) shall materially subject any Lender or its Eurodollar Lending Office to any tax, duty or other charge or cost with respect to any Eurodollar Rate Advance, its Notes or its obligation to make Eurodollar Rate Advances, or shall materially change the basis of taxation of payments to any Lender of the principal of or interest on any Eurodollar Rate Advance or any other amounts due under this Agreement in respect of any Eurodollar Rate Advance, its Notes or its obligation to make Eurodollar Rate Advances (except for changes in any tax on the overall net income, gross income or gross receipts of such Lender or its Eurodollar Lending Office);

                           (2) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Lender or its Eurodollar Lending Office; or

                           (3) shall impose on any Lender or its Eurodollar Lending Office or the Designated Eurodollar Market any other condition affecting any Eurodollar Rate Advance, its Notes, its obligation to make Eurodollar Rate Advances or this Agreement or shall otherwise affect any of the same;

and the result of any of the foregoing, as determined by such Lender, materially increases the cost to such Lender or its Eurodollar Lending Office of making or maintaining any Eurodollar Rate Advance or in respect of any Eurodollar Rate Advance, its Notes or its obligation to make Eurodollar Rate Advances or materially reduces the amount of any sum received or receivable by such Lender or its Eurodollar Lending Office with respect to any Eurodollar Rate Advance, its Notes or its obligation to make Eurodollar Rate Advances (assuming such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market), then, upon demand by such Lender (with a copy to the Administrative Agent), Borrower shall pay to such Lender such additional amount or amounts as will reasonably compensate such Lender for such increased cost or reduction (determined as though such Lender's Eurodollar Lending Office had funded 100% of its Eurodollar Rate Advance in the Designated Eurodollar Market). A statement of any Lender claiming compensation under this subsection shall be conclusive in the absence of manifest error. Each Lender agrees to endeavor promptly to notify Borrower of any event of which it has actual knowledge, occurring after the Closing Date, which will entitle such Lender to compensation pursuant to this Section, and agrees to designate a different Eurodollar Lending Office if such designation will avoid the need for or reduce the amount of such compensation and will not, in the judgment of such Lender, otherwise be disadvantageous to such Lender. If any Lender claims compensation under this Section, Borrower may at any time, upon at least two (2) Eurodollar Banking Days' prior notice to the Administrative Agent and Lenders and upon payment in full of the amounts provided for in this Section through the date of such payment plus any prepayment fee required by Section 3.6(d), pay in full all Eurodollar Rate Advances or request that all Eurodollar Rate Advances be converted to Base Rate Advances.

                      (b) If after the date hereof, the existence or occurrence of any Special Eurodollar Circumstance shall, in the opinion of any Lender, make it unlawful, impossible or impracticable for such Lender or its Eurodollar Lending Office to make, maintain or fund its portion of any Eurodollar Rate Loan, or materially restrict the authority of such Lender to purchase or sell, or to take deposits of, dollars in the Designated Eurodollar Market or to determine or charge interest rates based upon the Eurodollar Rate, and such Lender shall so notify the Administrative Agent and the other Lenders, then the Lender's obligation to make Eurodollar Rate Advances shall be suspended for the duration of such illegality, impossibility or impracticability and the Administrative Agent forthwith shall give notice thereof to Borrower. Upon receipt of such notice, the outstanding principal amount of all Eurodollar Rate Advances, together with accrued interest thereon, automatically shall be converted to Base Rate Advances with Eurodollar Periods corresponding to the Eurodollar Loans of which such Eurodollar Rate Advances were a part on either
(1) the last day of the Eurodollar Period(s) applicable to such Eurodollar Rate Advances if the affected Lender may lawfully continue to maintain and fund such Eurodollar Rate Advances to such day(s) or (2) immediately if the affected Lender may not lawfully continue to fund and maintain such Eurodollar Rate Advances to such day(s), provided that in such event the conversion shall not be subject to payment of a prepayment fee under Section 3.6(d).

                      (c) If, with respect to any proposed Eurodollar Rate Loan:

                           (1) the Administrative Agent reasonably determines that, by reason of circumstances affecting the Designated Eurodollar Market generally that are beyond the reasonable control of the Lenders, deposits in dollars (in the applicable amounts) are not being offered to each of the Lenders in the Designated Eurodollar Market for the applicable Eurodollar Period; or

                           (2) the Majority Lenders advise the Administrative Agent that the Eurodollar Rate as determined by the Administrative Agent (i) does not represent the effective pricing to such Lenders for deposits in dollars in the Designated Eurodollar Market in the relevant amount for the applicable Eurodollar Period, or (ii) will not adequately and fairly reflect the cost to such Lenders of making the applicable Eurodollar Rate Advances;

then the Administrative Agent forthwith shall give notice thereof to Borrower and the Lenders, whereupon until the Administrative Agent notifies Borrower that the circumstances giving rise to such suspension no longer exist the obligation of the Lenders to make any future Eurodollar Rate Advances shall be suspended. If at the time of such notice there is then pending a Request for Loan that specifies a Eurodollar Rate Loan, such Request for Loan shall be deemed to specify a Base Rate Loan.

                      (d) Upon payment or prepayment of any Eurodollar Rate Advance, on a day other than the last day in the applicable Eurodollar Period (whether voluntarily, involuntarily, by reason of acceleration, or otherwise), or upon the failure of Borrower to borrow on the date or in the amount specified for a Eurodollar Rate Loan in any Request for Loan, Borrower shall pay to the appropriate Lender a prepayment fee or failure to borrow fee, as the case may be, calculated as follows (and determined as though 100% of the Eurodollar Rate Advance had been funded in the Designated Eurodollar Market):

                           (1) principal amount of the Eurodollar Rate Advance, times [number of days between the date of prepayment and the last day in the applicable Eurodollar Period], divided by 360, times the applicable Interest Differential; plus

                           (2) all actual out-of-pocket expenses (other than those taken into account in the calculation of the Interest Differential) incurred by the Lender (excluding allocations of any expense internal to that Lender) and reasonably attributable to such payment or prepayment;

provided that no prepayment fee or failure to borrow fee shall be payable (and no credit or rebate shall be required) if the product of the foregoing formula is not a positive number. Each Lender's determination of the amount of any prepayment fee or failure to borrow fee payable under this Section 3.6(d) shall be conclusive in the absence of manifest error.

         3.7 Default Rate. From and after the occurrence of any Event of Default the Loans shall bear interest at a fluctuating interest rate per annum at all times equal to the sum of the Base Rate plus 3% per annum, to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including, without limitation, interest on past due interest) shall be compounded annually, on the last day of each calendar quarter, to the fullest extent permitted by applicable Laws.

         3.8 Computation of Interest and Fees. Computation of interest and on all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Borrower acknowledges that this calculation method will result in a higher yield to the Lenders than a method based on a year of 365 or 366 days. Any Loan that is repaid on the same day on which it is made shall bear interest for one day. Notwithstanding anything in this Agreement to the contrary, interest in excess of the maximum amount permitted by applicable Laws shall not accrue or be payable hereunder or under the Notes, and any amount paid as interest hereunder or under the Notes which would otherwise be in excess of such maximum permitted amount shall instead be treated as a payment of principal.

         3.9 Non-Banking Days. If any payment to be made by Borrower or any other Party under any Loan Document shall come due on a day other than a Banking Day, payment shall instead be considered due on the next succeeding Banking Day and the extension of time shall be reflected in computing interest.

         3.10 Manner and Treatment of Payments.

                      (a) Each payment hereunder or on the Notes or under any other Loan Document shall be made to the Administrative Agent for the account of each of the Lenders, or the Administrative Agent as the case may be, in immediately available funds not later than 12:00 noon (California time) on the day of payment (which must be a Banking Day). The amount of all payments received by the Administrative Agent for the account of each Lender shall be promptly paid by the Administrative Agent to the applicable Lender in immediately available funds. Should the Administrative Agent fail to remit to any Lender any funds actually received by the Administrative Agent and due to that Lender on the same Banking Day upon which such funds are deemed received by the Administrative Agent as set forth above, that Lender shall be entitled to recover interest on such funds solely from the Administrative Agent at a rate per annum equal to the Federal Funds Rate. All payments shall be made in lawful money of the United States of America.

                      (b) Each payment or prepayment on account of any Loan shall be applied pro rata according to the outstanding Advances made by each Lender comprising such Loan.

                      (c) Each Lender shall use its best efforts to keep a record of Advances made by it and payments received by it with respect to its Note and such record shall be presumptive evidence of the amounts owing, absent manifest error. Notwithstanding the foregoing sentence, no Lender shall be liable to any Party for any failure to keep such a record.

                      (d) Each payment of any amount payable by Borrower or any other Party under this Agreement or any other Loan Document shall be made free and clear of, and without reduction by reason of any taxes, assessments or other charges imposed by any Governmental Agency, central bank or comparable authority (other than taxes on income or gross receipts generally applicable to banks). To the extent that Borrower is obligated by applicable Laws to make any deduction or withholding on account of taxes, assessments or other charges imposed by any Governmental Agency from any amount payable to any Lender under any Loan Document Borrower shall (i) make such deduction or withholding and pay the same to the relevant Governmental Agency and (ii) pay such additional amount to that Lender as is necessary to result in that Lender's receiving a net after-tax (or after-assessment or after- charge) amount equal to the amount to which that Lender would have been entitled under the Loan Document absent such deduction or withholding. If and when receipt of such payment results in an excess payment or credit to that Lender on account of such taxes, assessments or other charges, that Lender shall refund such excess to Borrower.

                      (e) Each Lender which is organized outside the United States of America shall promptly deliver to Borrower and the Administrative Agent a completed Internal Revenue Service Form 4224 and any other certificate or statement or exemption required by applicable Laws, properly completed and duly executed by such Lender, to establish that such payment is (1) not subject to withholding under the Code because such payment is effectively connected with the conduct by such Lender of a trade or business in the United States of America or (2) totally exempt from United States tax under a provision of an applicable tax treaty. Unless Borrower and the Administrative Agent have received such Form or other documents satisfactory to them indicating that payments hereunder or under the Notes are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Administrative Agent shall withhold the taxes from such payment at the applicable statutory rate in the case of payments to or for any Lender organized under the Laws of a jurisdiction outside the United States of America and Section 3.10(d) shall not apply thereto.

         3.11 Funding Sources. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

         3.12 Failure to Charge Not Subsequent Waiver. Any decision by the Administrative Agent or any Lender not to require payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document, or to calculate any amount payable by a particular method, on any occasion shall in no way limit or be deemed a waiver of the Administrative Agent's or such Lender's right to require full payment of any interest (including interest arising under Section 3.7), fee, cost or other amount payable under any Loan Document or to calculate an amount payable by another method, on any other or subsequent occasion.

         3.13 Administrative Agent's Right to Assume Payments Will be Made by Borrower. Unless the Administrative Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower hereunder is due that Borrower does not intend to remit such payment, the Administrative Agent may, in its discretion, assume that Borrower has remitted such payment when so due and the Administrative Agent may, in its discretion and in reliance upon such assumption, make available to each Lender on such payment date an amount equal to such Lender's share of such assumed payment. If Borrower has not in fact remitted such payment to the Administrative Agent, each Lender shall forthwith on demand repay to the Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent at a rate per annum equal to the actual cost to the Administrative Agent of funding such amount as notified by the Administrative Agent to such Lender.

         3.14 Fee Determination Detail. The Administrative Agent, and any Lender, shall provide reasonable detail to Borrower regarding the manner in which the amount of any payment to the Lenders, or that Lender, under Article 3 has been determined.

         3.15 Survivability. All of Borrower's obligations under Sections 3.5 and 3.6 shall survive the date on which all Loans are fully paid.

         3.16 Security Documents. The Obligations shall be secured at all times by valid and effective grants of security interest in the Collateral pursuant to security documents (collectively, the "Security Documents") executed by Borrower and each Subsidiary, present and future, subject to no prior Liens except for Permitted Encumbrances, which Security Documents shall include among other things the following:

                      (i) Security Agreements from Borrower and each Subsidiary, present and future.

                      (ii) Pledge Agreements from Borrower as to each Subsidiary, present and future.

         3.17 Guaranty. The Obligations shall be guaranteed by each Subsidiary, present and future, pursuant to a Guaranty.

                                    ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES


         Borrower represents and warrants to the Lenders that:

         4.1 Existence and Qualification: Power; Compliance With Laws. Borrower is a corporation duly formed, validly existing and in good standing under the Laws of Delaware. Borrower is duly qualified to transact business, and is in good standing, in Arizona and each other jurisdiction in which the conduct of its business or the ownership or leasing of its Properties makes such qualification or registration necessary, except where the failure so to qualify or register and to be in good standing would not constitute a Material Adverse Effect. Borrower has all requisite corporate power and authority to conduct its business, to own and lease its Properties and to execute and deliver each Loan Document to which it is a Party and to perform the Obligations. All outstanding shares of capital stock of Borrower are duly authorized, validly issued, fully paid, nonassessable and issued in compliance with all applicable state and federal securities and other Laws. Borrower is in compliance with all Laws and other legal requirements applicable to its business, has obtained all authorizations, consents, approvals, orders, licenses and permits from, and has accomplished all filings, registrations and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

         4.2 Authority: Compliance With Other Agreements and Instruments and Government Regulations. The execution, delivery and performance by each Party of the Loan Documents to which it is a party have been duly authorized by all necessary corporate action, and do not:

                      (a) Require any consent or approval not heretofore obtained of any partner, director, stockholder, security holder or creditor of such Party;

                      (b) Violate or conflict with any provision of such Party's certificate of incorporation or bylaws;

                      (c) Result in or require the creation or imposition of any Lien or Right of Others upon or with respect to any Property now owned or leased or hereafter acquired by such Party;

                      (d) Violate any Requirement of Law applicable to such Party;

                      (e) Result in a breach of or default under, or would, with the giving of notice or the lapse of time or both, constitute a breach of or default under, or cause or permit the acceleration of any obligation owed under, any indenture or loan or credit agreement or any other Contractual Obligation to which such Party is a party or by which such Party or any of its Property is bound or affected;

and no such Party is in violation to or default under, any Requirement of Law or Contractual Obligation, or any indenture, loan or credit agreement described in
Section 4.2(e), in any respect that constitutes a Material Adverse Effect.

         4.3 No Governmental Approvals Required. Subject to the representations of the Lenders contained in Section 11.8, no authorization, consent approval, order, license or permit from, or filing, registration or qualification with, any Governmental Agency is required to authorize or permit under applicable Laws the execution, delivery and performance by each Party of the Loan Documents to which it is a party.

         4.4 Subsidiaries.

                      (a) Schedule 4.4 hereto correctly sets forth the names, the form of legal entity, number of shares of capital stock issued and outstanding, jurisdictions of organization and chief executive offices of all Subsidiaries of Borrower. Except as described in Schedule 4.4, Borrower does not own any capital stock or equity interest in any Person.

                      (b) Each Subsidiary of Borrower is in compliance with all Laws and other requirements applicable to its business and has obtained all authorizations, consents, approvals, orders, licenses, and permits from, and each such Subsidiary has accomplished all filings, registrations, and qualifications with, or obtained exemptions from any of the foregoing from, any Governmental Agency that are necessary for the transaction of its business, except where the failure so to comply, file, register, qualify or obtain exemptions does not constitute a Material Adverse Effect.

         4.5 Financial Statements. Borrower has furnished to the Lenders the audited consolidated financial statements of Borrower and its Subsidiaries as at December 31, 1997 and for the Fiscal Year then ended. Such financial statements fairly present the financial condition and the results of operations of Borrower and its Subsidiaries as at such date and for such period in accordance with GAAP, consistently applied.

         4.6 No Other Liabilities; No Material Adverse Effect. Borrower and its Subsidiaries do not have any material liability or material contingent liability not reflected or disclosed in the balance sheet or notes thereto described in
Section 4.5, other than liabilities and contingent liabilities arising in the ordinary course of business subsequent to March 31, 1998 or as disclosed on
Schedule 4.6 hereto. No event or circumstance has occurred that constitutes a Material Adverse Effect with respect to Borrower and its Subsidiaries since March 31, 1998.

         4.7 Title to and Location of Property. Borrower and its Subsidiaries have good and valid title to all the Property reflected in the balance sheet described in Section 4.5, other than Property subsequently sold or disposed of in the ordinary course of business, free and clear of all Liens and Rights of Others, other than (i) Liens and Rights of Others permitted by Section 6.8.

         4.8 Intangible Assets. Borrower owns, or possesses the right to use to the extent necessary in its business, all trademarks, trade names, copyrights, patents, patent rights, computer software, licenses and other Intangible Assets that are used in the conduct of its business as now operated and which are material to the condition (financial or otherwise), business or operations of Borrower, and no such Intangible Asset, to the best knowledge of Borrower, conflicts with the valid trademark, trade name, copyright, patent, patent right or Intangible Asset of any other Person to the extent that such conflict constitutes a Material Adverse Effect.

         4.9 Governmental Regulation. Borrower and its Subsidiaries have obtained all approvals necessary, if any, from Governmental Agencies to permit the execution, delivery and performance of the Obligations under the Loan Documents. Neither Borrower nor any of its Subsidiaries is subject to regulation under the Interstate Commerce Act, the Investment Company Act of 1940 or to any other Law limiting or regulating its ability to incur Indebtedness for money borrowed.

         4.10 Litigation. Except for (a) any matter fully covered (subject to applicable deductibles and retentions) by insurance for which the insurance carrier has assumed full responsibility, (b) any matter, or series of related matters, involving a claim against Borrower or any of its Subsidiaries of less than $1,000,000, (c) matters described in public documents filed with Governmental Agencies and previously delivered to the Lenders, and (d) matters set forth in Schedule 4.10, there are no actions, suits, proceedings or investigations pending as to which Borrower or any of its Subsidiaries have been served or have received notice or, to the best knowledge of Borrower, threatened against, or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency. Except for matters set forth in Schedule 4.10, there is no reasonable basis, to the best knowledge of Borrower, for any action, suit, proceeding or investigation against or affecting Borrower or any of its Subsidiaries or any Property of any of them before any Governmental Agency which would constitute a Material Adverse Effect.

         4.11 Binding Obligations. Each of the Loan Documents will when executed and delivered by any Party, constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as enforcement may be limited by Debtor Relief Laws or equitable principles relating to the granting of specific performance and other equitable remedies as a matter of judicial discretion.

         4.12 No Default. No event has occurred and is continuing that is a Default or Event of Default.

         4.13 Pension Plans. Schedule 4.13 correctly lists each Pension Plan which, as of the Closing Date, Borrower or any of its ERISA Affiliates maintains or to which, as of the Closing Date, Borrower or any ERISA Affiliate contributes or is required to contribute. As of the Closing Date, all contributions required to be made under any such Pension Plan have been made to such plan or have been reflected as a liability on the consolidated balance sheet described in Section 4.5. There is no "accumulated funding deficiency" within the meaning of Section 302 of ERISA or any liability to the PBGC with respect to any Pension Plan other than a Multiemployer Plan.

         4.14 Regulations G, U and X. No part of the proceeds of any Advance, Letter of Credit Disbursement or Swing Line Loan hereunder will be used to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any "margin stock" (as such term is defined in Regulation G) in violation of Regulations G, U or X. Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such margin stock."

         4.15 Disclosure. No written statement made by a Responsible Official of Borrower to the Administrative Agent the Arranger or any Lender in connection with this Agreement or in connection with any Advance contains any untrue statement of a material fact or omits a material fact necessary to make the statement made not misleading in light of all, the circumstances existing at the date the statement was made. Borrower has not intentionally withheld from the Lenders any information with respect to any circumstance or event which constitutes a Material Adverse Effect.

         4.16 Tax Liability. Borrower and its Subsidiaries have filed all tax returns which are required to be filed, and have paid, or made provision for the payment of, all taxes with respect to the periods, Property or transactions covered by said returns, or pursuant to any assessment received by Borrower or any of its Subsidiaries, except (a) taxes for which Borrower has been fully indemnified and (b) such taxes, if any, as are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established and maintained. To the best knowledge of Borrower, there is no tax assessment contemplated or proposed by any Governmental Agency against Borrower or any of its Subsidiaries that would constitute a Material Adverse Effect.

         4.17 Priority Status. No Indebtedness of Borrower or any of its Subsidiaries is entitled to priority of payment over the Obligations, whether by contract or by operation of law. The Property of Borrower and its Subsidiaries is not subject to any Lien or Negative Pledge not described on Schedule 4.17 or
Schedule 6.8.

         4.18 Hazardous Materials. Except as described in Schedule 4,18, (a) neither Borrower nor any Subsidiary of Borrower at any time has disposed of, discharged, released or threatened the release of any Hazardous Materials on, from or under the Property in violation of any Hazardous Materials Law that would individually or in the aggregate constitute a Material Adverse Effect, (b) to the best knowledge of Borrower, no condition exists that violates any Hazardous Material Law affecting any Property except for such violations that would not individually or in the aggregate have a Material Adverse Effect, (c) no Property or any portion thereof is or has been utilized by Borrower or any Subsidiary of Borrower as a site for the manufacture of any Hazardous Materials and (d) to the extent that any Hazardous

Materials are used, generated or stored by Borrower or any Subsidiary of Borrower on any Property, or transported to or from such Property by Borrower or any Subsidiary of Borrower, such use, generation, storage and transportation are in compliance in all material respects with all Hazardous Materials Laws.

                                    ARTICLE 5

                              AFFIRMATIVE COVENANTS
                           (OTHER THAN INFORMATION AND
                             REPORTING REQUIREMENTS)


         So long as any Advance or Swing Line Loan remains unpaid or any Letter of Credit outstanding, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains in force, Borrower shall, and shall cause each of its Subsidiaries to, unless the Administrative Agent (with the approval of the Majority Lenders) otherwise consents in writing:

         5.1 Payment of Taxes and Other Potential Liens. Pay and discharge promptly all taxes, assessments and governmental charges or levies imposed upon any of them, upon their respective Property or any part thereof upon their respective income or profits or any part thereof or upon any right or interest of the Administrative Agent or any Lender under any Loan Document, except that Borrower and its Subsidiaries shall not be required to pay or cause to be paid
(a) any income or gross receipts tax or any other tax on or measured by income generally applicable to banks or (b) any tax, assessment, charge or levy that is not yet past due, or is being contested in good faith by appropriate proceedings, so long as the relevant entity has established and maintains adequate reserves for the payment of the same and by reason of such nonpayment and contest no material item or portion of Property of Borrower and its Subsidiaries, taken as a whole, is in jeopardy of being seized, levied upon or forfeited.

         5.2 Preservation of Existence. Preserve and maintain their respective existences in the jurisdiction of their formation and all authorizations, rights, franchises, privileges, consents, approvals, orders, licenses, permits, or registrations from any Governmental Agency that are necessary for the transaction of their respective business, and quality and remain qualified to transact business in each jurisdiction in which such qualification is necessary in view of their respective business or the ownership or leasing of their respective Properties. The Borrower may, with the consent of the Administrative Agent and the approval of the Majority Lenders, dissolve or otherwise discontinue the operations of a Subsidiary if the Borrower's Board of Directors concludes that it is in the best interests of the Borrower to do so.

         5.3 Maintenance of Properties. Maintain, preserve and protect all of their respective depreciable Properties in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of their respective Properties.

         5.4 Maintenance of Insurance. Maintain liability, casualty and other insurance (subject to customary deductibles and retentions), in scope and amount not less than, and not less extensive than, the scope and amount of insurance coverages customary in the trades or businesses in which Borrower and its Subsidiaries are from time to time engaged. All of the aforesaid insurance coverages shall be issued by insurers reasonably acceptable to

Administrative Agent. Copies of all policies of insurance evidencing such coverages in effect from time to time shall be delivered to Administrative Agent prior to the initial Advance under this Agreement and upon reasonable notice upon issuance of new policies thereafter. From time to time, promptly upon Administrative Agent's request, it shall provide evidence satisfactory to Administrative Agent (i) that required coverage in required amounts is in effect, and (ii) that Administrative Agent is shown as an additional loss payee with respect to all such coverages, as Administrative Agent's interest may appear, by standard (non-attribution) loss payable endorsement, additional insured endorsement, insurer's certificate or other means acceptable to Administrative Agent in its reasonable discretion. At Administrative Agent's option, it shall deliver to Administrative Agent certified copies of all such policies of insurance in effect from time to time, to be retained by Administrative Agent so long as Administrative Agent shall have any commitment to lend hereunder and/or any portion of the Obligation shall be outstanding or unsatisfied. All such insurance policies shall provide for at least thirty (30) days prior written notice of the cancellation or modification thereof to Administrative Agent.

         5.5 Compliance With Laws. Comply with all Requirements of Laws noncompliance with which constitutes a Material Adverse Effect, except that Borrower and its Subsidiaries need not comply with a Requirement of Law then being contested by any of them in good faith by appropriate proceedings.

         5.6 Inspection Rights. At any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of Borrower or any of its Subsidiaries), permit the Administrative Agent or any authorized employee, agent or representative thereof to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of Borrower and its Subsidiaries and to discuss the affairs, finances and accounts of Borrower and its Subsidiaries with any of their officers, key employees, accountants, customers or vendors. Following the occurrence of any Default (if in any event the Administrative Agent does not obtain information reasonably satisfactory to a Lender as a result of any examination, audit, visit, inspection or discussion referred to above), each Lender shall, upon written notice to Administrative Agent, be permitted to exercise each of the rights granted to the Administrative Agent by this Section.

         5.7 Keeping of Records and Books of Account. Keep adequate records and books of account reflecting all financial transactions in conformity with GAAP, consistently applied, and in material conformity with all applicable requirements of any Governmental Agency having regulatory jurisdiction over Borrower or any of its Subsidiaries.

         5.8 Compliance With Agreements. Promptly and fully comply with all Contractual Obligations under all material agreements, indentures, leases and/or instruments to which any one or more of them is a party, whether such material agreements, indentures, leases or instruments are with a Lender or another Person, except that Borrower and its Subsidiaries need not comply with Contractual Obligations (a) under any such agreements, indentures, leases or instruments then being contested by any of them in good faith by appropriate proceedings or (b) if the failure to comply with such agreements, indentures, leases or instruments does not constitute a Material Adverse Effect.

         5.9 Use of Proceeds. Use the proceeds of Advances only for proper corporate purposes of Borrower.

         5.10 Hazardous Materials Laws. Keep and maintain all Property and each portion thereof in compliance in all material respects with all applicable Hazardous Materials Laws and promptly notify the Administrative Agent in writing (attaching a copy of any pertinent written material) of (a) any and all material enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or. threatened in writing by a Governmental Agency pursuant to any applicable Hazardous Materials Laws, (b) any and all material claims made or threatened in writing by any Person against Borrower relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials and (c) discovery by any Senior Officer of Borrower of any material occurrence or condition on any real property adjoining or in the vicinity of any Property that could reasonably be expected to cause such Property or any part thereof to be subject to any restrictions on ownership, occupancy, transferability or use of such Property under any applicable Hazardous Materials Laws.

         5.11 New Subsidiaries.

                      (a) Deliver to the Administrative Agent a Pledge Agreement executed by Borrower as to any stock of each new Subsidiary owned by Borrower together with all stock certificates owned by Borrower as to said Subsidiary and a stock transfer power related thereto.

                      (b) Cause each new Subsidiary to execute and deliver to the Administrative Agent a Guaranty, Security Documents and such other documents as Administrative Agent may reasonably require.

                                    ARTICLE 6

                               NEGATIVE COVENANTS


         So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains in force, Borrower shall not, and shall not permit any of its Subsidiaries to, unless the Administrative Agent (with the approval of the Majority Lenders or, if required pursuant to Section 11.2, all of the Lenders) otherwise consents in writing:

         6.1 Disposition of Property. Make any Disposition of all or a substantial or material part of its Property, whether now owned or hereafter acquired, if, after giving effect thereto, the aggregate book value or fair market value of the Property which is the subject of all Dispositions by Borrower and its Subsidiaries during the immediately preceding twelve (12) month period exceeds $100,000,000.

         6.2 Mergers. Merge, consolidate or amalgamate with or into any Person, except:

                      (a) mergers, consolidations or amalgamations of a Subsidiary of Borrower into Borrower; and

                      (b) mergers, consolidations or amalgamations in furtherance of Investments and Acquisitions permitted by this Agreement;

provided, in each case, that (y) no Default or Event of Default occurs by reason of the consummation of such merger, consolidation or amalgamation, and (z) Borrower is the survivor of such merger, consolidation or amalgamation, or Borrower's survivor expressly assumes the Obligations of Borrower to the Administrative Agent and the Lenders pursuant to a written instrument which is in form and substance acceptable to the Administrative Agent and the Majority Lenders.

         6.3 Investments and Acquisitions. Make any Acquisition or enter into any agreement to make any Acquisition, or make or suffer to exist any Investment, except:

                      (a) Investments existing on the Closing Date and disclosed in Schedule 4.4;

                      (b) Investments consisting of Cash Equivalents; or

                      (c) Acquisitions and Investments approved by the Majority Lenders.

         6.4 Liens, Rights of Others and Negative Pledges. Create, incur, assume or suffer to exist any Lien, Negative Pledge or Right of Others of any nature upon or with respect to any of their respective Properties, or engage in any sale and leaseback transaction with respect to any of their respective Properties, whether now owned or hereafter acquired, except:

                      (a) Permitted Encumbrances and Permitted Rights of Others;

                      (b) Liens and Negative Pledges under the Loan Documents;

                      (c) Liens and Negative Pledges existing on the Closing Date and disclosed in Schedule 4.17 and any renewals/extensions or amendments thereof; provided that the obligations secured or benefitted thereby are not increased; and

                      (d) Rights of Others existing on the Closing Date and disclosed in Schedule 4.17.

         6.5 Distributions. Make any Distribution which would result in a Default or, in any event during the existence of an Event of Default whether from capital, income or otherwise, and whether in Cash or other Property.

         6.6 ERISA Compliance. (a) Permit any Pension Plan, other than a Multiemployer Plan, to incur any material "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, whether or not waived, or (b) in a manner which could result in the imposition of a material Lien on any Property of Borrower or any of its Subsidiaries pursuant to Section 4068 of ERISA, (i) permit any Pension Plan maintained by any of them to suffer a Termination Event or (ii) incur withdrawal liability under any Multiemployer Plan.

         6.7 Change in Nature of Business. Make any material change in the nature of the business of Borrower and its Subsidiaries, taken as a whole, as at present conducted.

         6.8 Indebtedness Obligations. Create, incur, assume or suffer to exist any Indebtedness or Contingent Obligation, except:

                      (a) Indebtedness and Contingent Obligations in favor of the Lenders or the Administrative Agent under the Loan Documents;

                      (b) Existing Indebtedness and Contingent Obligations disclosed in Schedule 6.8 and Indebtedness or Contingent Obligations which refinance or replace such Indebtedness or Contingent Obligations, provided in each case, that the principal amount thereof is not increased;

                      (c) Indebtedness not described above that consists of trade payables incurred in the ordinary course of business; and

                      (d) Any obligation of any future Subsidiary to execute a guaranty as required under the terms of the indenture relating to the Senior Notes.

         6.9 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of Borrower other than (a) transactions between or among Borrower and its wholly-owned Subsidiaries or between or among its wholly-owned Subsidiaries and (b) transactions on terms at least as favorable to Borrower or its Subsidiaries as would be the case in an arm's- length transaction between unrelated parties of equal bargaining power.

         6.10 Capital Expenditures. Make, or become legally obligated to make, any capital expenditure except:

                      (a) Maintenance capital expenditures in any Fiscal Year not in excess of $5,000,000; and

                      (b) Capital Expenditures to the extent financed by Indebtedness permitted under Section 6.8.

         6.11 Financial Covenants. Permit the following (collectively, the "Financial Covenants"):

                      (a) Its Leverage Ratio at the end of any Fiscal Quarter to exceed:

                           (i) After the Closing Date, to exceed 3.25 to 1.0;

                           (ii) After the first anniversary of the Closing Date, to exceed 3.00 to 1.0: and

                           (iii) After the second anniversary of the Closing Date, to exceed 2.75 to 1.0.

                      (b) Its Interest Coverage Ratio at the end of any Fiscal Quarter for the prior twelve-month period to be less than:

                           (i) For 1998, 2.25 to 1.0;

                           (ii) For 1999, 2.75 to 1.0; and

                           (iii) Thereafter, 3.00 to 1.0.

                      (c) Its Fixed Charge Coverage Ratio at the end of any Fiscal Quarter for the prior twelve-month period to be less than 1.5 to 1.0.

                      (d) Its EBITDA at the end of any Fiscal Quarter to be less than $20,000,000.00 for the prior twelve-month period.

                                    ARTICLE 7

                     INFORMATION AND REPORTING REQUIREMENTS


         7.1 Financial and Business Information. So long as any Advance remains unpaid, or any other Obligation remains unpaid or unperformed, or any portion of the Commitment remains in force, Borrower shall, unless the Administrative Agent (with the approval of the Majority Lenders) otherwise consents in writing, deliver to the Lenders, at Borrower's sole expense:

                      (a) Within 90 days after the end of each Fiscal Year, (i) consolidated and consolidating balance sheets of the Borrower and its Subsidiaries and the related consolidated and consolidating statements of income showing the financial condition of the Borrower and its Subsidiaries as of the close of such Fiscal Year and the results of operations during such year, and
(ii) consolidated and consolidating statements of cash flows of the Borrower and its Subsidiaries for such fiscal year, all the foregoing financial statements to be prepared in accordance with GAAP and reported on by an accounting firm of nationally recognized standing;

                      (b) Within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, unaudited (i) consolidated and consolidating balance sheets, (ii) consolidated and consolidating statements of income and (iii) consolidated and consolidating statements of cash flows, each showing the financial condition of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations for the then-elapsed portion of the Fiscal Year, certified by a Senior Officer of the Borrower as being correct and complete and as presenting fairly the financial position and results of operations of the Borrower and its Subsidiaries in accordance with GAAP, in each case subject to normal year-end adjustments;

                      (c) As soon as practicable, and in any event within 45 days after the end of each Fiscal Quarter (other than the last Fiscal Quarter in each Fiscal Year, and then within 90 days after the end of such Fiscal Quarter), a Compliance Certificate certified by a Senior Officer;

                      (d) No later than 30 days before the start of each Fiscal Year, projections of consolidated and consolidating financial statements for such Fiscal Year prepared by Borrower;

                      (e) As soon as practicable, and in any event within two Banking Days after a Responsible official of Borrower obtains actual knowledge of the existence of any condition or event which constitutes a Default or Event of Default written notice specifying the nature and period of existence thereof and specifying what action Borrower or any of its Subsidiaries are taking or propose to take with respect thereto;

                      (f) Promptly upon a Senior Officer of Borrower becoming aware, and in any event within five Banking Days after becoming aware, of the occurrence of any (i) "reportable event" (as such term is defined in Section 4043 of ERISA) or (ii) "prohibited transaction" (as such term is defined in
Section 406 of ERISA or Section 4975 of the Code) in connection with any Pension Plan, other than a Multiemployer Plan, or any trust created thereunder, a written notice specifying the nature thereof what action Borrower and any of its Subsidiaries is taking or proposes to take with respect thereto, and, when known, any action taken by the Internal Revenue Service with respect thereto; and

                      (g) Such other data and information as from time to time may be reasonably requested by the Administrative Agent or by any Lender.

                                    ARTICLE 8

                                   CONDITIONS


         8.1 Initial Advances. The obligation of each Lender to make the initial Advance to be made by it hereunder, for the Issuing Bank to issue a Letter of Credit and for the Swing Line Lender to make a Swing Line Loan is subject to the fulfillment of the following conditions precedent each of which shall be satisfied prior to the making of the initial Advance (unless all of the Lenders, in their sole and absolute discretion, shall agree otherwise):

                      (a) The Administrative Agent shall have received all of the following, each of which shall be originals unless otherwise specified, each properly executed by a Responsible Official of each party thereto, each dated as of the Closing Date and each in form and substance reasonably satisfactory to the Administrative Agent, its legal counsel, and the Lenders (unless otherwise specified or, in the case of the date of any of the following, unless the Administrative Agent and each Lender otherwise agree or direct):

                           (1) executed counterparts of this Agreement, sufficient in number for distribution to the Lenders and Borrower;

                           (2) the RLC Notes executed by Borrower in favor of each Lender, each in a principal amount equal to that Lender's Pro Rata Share of the Commitment;

                           (3) such documentation as the Administrative Agent may reasonably require to establish the due organization, valid existence and good standing of each of Borrower and its Subsidiaries, its qualification to engage in business in each jurisdiction in which it is engaged in business or required to be so qualified, its authority to execute, deliver and perform the Loan Documents, and the identity, authority and capacity of each Responsible Official thereof authorized to act on its behalf, including, without limitation, certified copies of its certificate of incorporation and amendments thereto, bylaws and amendments thereto, certificates of good standing and/or qualification to engage in business, tax clearance certificates, certificates of corporate resolutions, incumbency certificates, Certificates of Responsible Officials, and the like;

                           (4) the Opinion of Counsel;

                           (5) evidence that the execution, delivery and performance of the Loan Documents has been authorized and approved;

                           (6) an executed Compliance Certificate as of the prior Fiscal Quarter;

                           (7) a Guaranty executed by each Subsidiary;

                           (8) the Swing Line Note executed by Borrower in favor of the Swing Line Lender;

                           (9) Security Documents and UCC Financing Statements executed by Borrower and, to the extent applicable, each Subsidiary;

                           (10) projections of consolidated and consolidating financial statements through the Maturity Date, prepared by Borrower;

                           (11) copies of Borrower's most recent financial statements of its audited financial statements for the 1996 and 1997 Fiscal Years;

                           (12) evidence of insurance in compliance with Section 5.4;

                           (13) evidence of the termination of Borrower's existing bank credit agreement and the release of all Liens related thereto which termination need not include an unsecured $2,000,000 loan from Southwest Bank to Addison Structural Services, Inc.;

                           (14) evidence that its Leverage Ratio does not exceed
         3.25 to 1.0;

                           (15) documents executed with respect to the Designated Deposit Account; and

                           (16) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

                      (b) The representations and warranties of Borrower contained in Article 4 shall be true and correct.

                      (c) Borrower shall be in compliance with all the terms and provisions of the Loan Documents, and no Default or Event of Default shall have occurred and be continuing.

                      (d) To the extent due and payable, Borrower shall have paid the fees described in Section 3.4 as well as the balance of the bridge loan fee for Administrative Agent's own account pursuant to that letter agreement dated of even date herewith between Borrower and the Administrative Agent.

         8.2 Any Advance, etc. In addition to any applicable conditions precedent set forth elsewhere in this Article 8, the obligation of each Lender to make any Advance, for the Issuing Bank to issue a Letter of Credit and for the Swing Line Lender to make a Swing Line Loan is subject to the following conditions precedent:

                      (a) except as disclosed by Borrower and approved in writing by the Majority Lenders, the representations and warranties contained in
Article 4 (other than Sections 4.5, 4.6, 4.10 and 4.18) shall be true and correct on and as of the date of the Advance as though made on that date;

                      (b) the Administrative Agent shall have timely received a Request for Loan in compliance with Article 2 (or telephonic or other request for loan referred to in the second sentence of Section 2.1(b), if applicable) and shall have promptly notified each Lender that is to fund such Advance of such request;

                      (c) no Default or Event of Default shall have occurred and is continuing that has not been waived by the Administrative Agent and the Majority Lenders; and

                      (d) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, such other assurances, certificates, documents or consents related to the foregoing as the Administrative Agent reasonably may require.

                                    ARTICLE 9

              EVENTS OF DEFAULT AND REMEDIES UPON EVENT OF DEFAULT


         9.1 Events of Default. The existence or occurrence of any one or more of the following events, whatever the reason therefor and under any circumstances whatsoever, shall constitute an Event of Default:

                      (a) Borrower fails to pay any principal on any of the Notes, or any portion thereof, on the date when due; or

                      (b) Borrower fails to pay any interest on any of the Notes, or any portion thereof, within five (5) Banking Days after the date when due; or fails to pay any other fee or amount payable to Administrative Agent, the Lenders, the Issuing Bank or the Swing Line Lender under any Loan Document or any portion thereof within five (5) Banking Days after demand therefor; or

                      (c) Any failure to comply with Section 7.1(e); or

                      (d) Borrower, any of its Subsidiaries or any other Party fails to perform or observe any covenant or agreement contained in Article 6 of this Agreement; or

                      (e) Borrower, any of its Subsidiaries or any other Party fails to perform or observe any other covenant or agreement contained in this Agreement or any other Loan Document within thirty (30) days after the giving of notice by the Administrative Agent or the Majority Lenders of such Default; or

                      (f) Any representation or warranty made in any Loan Document proves to have been incorrect when made or reaffirmed in any respect that is materially adverse to the interests of the Administrative Agent or the Lenders; or

                      (g) Borrower or any of its Subsidiaries (i) fails to pay the principal, or any principal installment of any present or future indebtedness for borrowed money (other than under the Notes) in an amount in excess of $1,000,000, or any guaranty of present or future indebtedness for borrowed money in an amount in excess of $1,000,000, on its part to be paid, when due (or within any stated grace period), whether at the maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) fails to perform or observe any other term, covenant or agreement on its part to be performed or observed, or suffers any event to occur, in connection with any present or future indebtedness for borrowed money in an amount in excess of $1,000,000, or of any guaranty of present or future indebtedness for borrowed money in excess of $1,000,000, if as a result of such failure or sufferance any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtedness due before the date on which it otherwise would become due; or

                      (h) Any Loan Document at any time after its execution and delivery and for any reason other than the agreement of the Lenders or satisfaction in full of all the Obligations, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect which, in any such event in the reasonable opinion of the Majority Lenders, is materially adverse to the interests of the Lenders; or Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

                      (i) A judgment against Borrower or any of its Subsidiaries is entered for the payment of money in excess of $1,000,000 and, absent procurement of a stay of execution, such judgment remains unbonded or unsatisfied for thirty (30) calendar days after the date of entry of judgment or in any event, later than five (5) days prior to the date of any proposed foreclosure sale thereunder; or

                      (j) Borrower or any of its Subsidiaries institutes or consents to any proceeding under a Debtor Relief Law relating to it or to all or any part of its Property, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its Property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of that Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under a Debtor Relief Law relating to any such Person or to all or any part of its Property is instituted without the consent Of that Person and continues undismissed or unstayed for sixty (60) calendar days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against all or any material part of the Property of any such Person and is not released, vacated or fully bonded within sixty (60) calendar days after its issue or levy; or

                      (k) The occurrence subsequent to the Closing Date of a Termination Event with respect to any Pension Plan, maintained by Borrower or any ERISA Affiliate of Borrower if the aggregate liability of Borrower and its ERISA Affiliates under ERISA as a result thereof exceeds $5,000,000; or the complete or partial withdrawal subsequent to the Closing Date by Borrower or any of its ERISA Affiliates from any Multiemployer Plan if the aggregate liability of Borrower and its ERISA Affiliates as a result thereof exceeds $5,000,000; or

                      (l) The occurrence of a change in Control without the written consent of the Required Lenders; or

                      (m) The occurrence of any adverse change in the financial condition of Borrower and its Subsidiaries that the Majority Lenders, in their reasonable discretion, deems material, or the Majority Lenders in good faith shall believe that the prospect of payment or performance of the Loans is impaired.

         9.2 Remedies Upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent or the Lenders provided for elsewhere in this Agreement or the Loan Documents, or by applicable Law, or in equity, or otherwise:

                      (a) Upon the occurrence of any Event of Default other than an Event of Default described in Section 9.1(j) which remains uncured or not waived within ten (10) Banking Days of such Event of Default:

                           (1) the commitment to make Advances and all other obligations of the Administrative Agent, the Lenders, the Issuing Bank or the Swing Line Lender and all rights of Borrower and any other Parties under the Loan Documents shall be suspended without notice to or demand upon Borrower, which are expressly waived by Borrower, except that subject to Section 11.2, the Majority Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to the Majority Lenders (or all of the Lenders, as the case may be), to reinstate the Commitment and make further Advances which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders;

                           (2) the Majority Lenders may request the Administrative Agent to, and the Administrative Agent thereupon shall terminate the Commitment and declare all or any part of the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be forthwith due and payable, whereupon the same shall become and be forthwith due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and

                           (3) the Majority Lenders may require that the Borrower deposit cash with the Administrative Agent in an amount equal to the aggregate Letter of Credit Balance as collateral (under its sole dominion and control) for the repayment of drawings under outstanding Letters of Credit.

                      (b) Upon the occurrence of any Event of Default described in Section 9.1(j):

                           (1) the commitment to make Advances and all other obligations of the Administrative Agent or the Lenders and all rights of Borrower and any other Parties under the Loan Documents shall terminate without notice to or demand upon Borrower, which are expressly waived by Borrower, except that all the Lenders may waive the Event of Default or, without waiving, determine, upon terms and conditions satisfactory to all the Lenders, to reinstate the Commitment and make further Advances, which waiver or determination shall apply equally to, and shall be binding upon, all the Lenders; and

                           (2) the unpaid principal of all Notes, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be forthwith due and payable, without protest, presentment notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower.

                      (c) Upon the occurrence of any Event of Default, the Lenders and the Administrative Agent, or any of them, without notice to or demand upon Borrower, which are expressly waived by Borrower, may proceed to protect, exercise and enforce their rights and remedies under the Loan Documents against Borrower and any other Party and such other rights and remedies as are provided by Law or equity.

                      (d) The order and manner in which the Lenders' rights and remedies are to be exercised shall be determined by the Majority Lenders in their sole discretion, and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied first to the costs and expenses (including attorneys' fees and disbursements) of the Administrative Agent, acting as Administrative Agent and of the Lenders, and thereafter paid pro rata to the Lenders in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders. Regardless of how each Lender may treat payments for the purpose of its own accounting, for the purpose of computing Borrower's Obligations hereunder and under the Notes, payments shall be applied first, to the costs and expenses (including attorneys' fees and disbursements) of the Administrative Agent acting as the Administrative Agent, and then to the Lenders, as set forth above, second, to the payment of accrued and unpaid interest due under any Loan Documents to and including the date of such application (ratably, and without duplication, according to the accrued and unpaid interest due under each of the Loan Documents), and third, to the payment of all other amounts (including principal and fees) then owing to the Administrative Agent or the Lenders under the Loan Documents. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at law or in equity.

                                   ARTICLE 10

                            THE ADMINISTRATIVE AGENT


         10.1 Appointment and Authorization. Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Administrative Agent by the terms thereof or are reasonably incidental, as determined by the Administrative Agent, thereto. This appointment and authorization is intended solely for the purpose of facilitating the servicing of the Advances and does not constitute appointment of the Administrative Agent as trustee for any Lender or as representative of any Lender for any other purpose and, except as specifically set forth in the Loan Documents to the contrary, the Administrative Agent shall take such action and exercise such powers only in an administrative and ministerial capacity. The Administrative Agent is the agent of the Lenders only and does not assume any agency relationship with Borrower, express or implied.

         10.2 Administrative Agent and Affiliates. Wells Fargo Bank, National Association (and each successor Administrative Agent) has the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it was not the Administrative Agent and the term "Lender" or "Lenders" includes Wells Fargo Bank, National Association in its individual capacity. Wells Fargo Bank, National Association (and each successor Administrative Agent) and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust or other business with Borrower, any Subsidiary thereof or any Affiliate of Borrower or any Subsidiary thereof, as if it was not the Administrative Agent and without any duty to account therefor to the Lenders. Wells Fargo Bank, National Association (and each successor Administrative Agent) need not account to any other Lender for any monies received by it for reimbursement of its fees, costs and expenses as Administrative Agent hereunder, or for any monies received by it in its capacity as a Lender hereunder. Neither the Arranger, the Swing Line Lender, the Issuing Bank nor the Administrative Agent shall be deemed to hold a fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Administrative Agent, the Swing Line Lender or the Arranger.

         10.3 Proportionate Interest of the Lenders in any Collateral. The Administrative Agent, on behalf of all the Lenders, shall hold in a Accordance with the Loan Documents all collateral or interests therein, if any, received or held by the Administrative Agent. Subject to the Administrative Agents, the Swing Line Lender's and the Lender's rights to reimbursement for their costs and expenses hereunder (including attorneys' fees and disbursements and other professional services) and subject to the application of payments in accordance with Section 9.2(d), each Lender (including the Swing Line Lender) shall have an interest in any collateral or interests therein in the same proportions that the aggregate Obligations beneficially owed such Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all the Lenders, without priority or preference among the Lenders.

         10.4 Lenders Credit Decisions. Each Lender agrees that it has, independently and without reliance upon the Administrative Agent, the Arranger, the Swing Line Lender, any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent, the Arranger, the Swing Line Lender or of any other Lender, and instead in reliance upon information supplied to it by or on behalf of Borrower and upon such other information as it has deemed appropriate, made its own independent credit analysis and decision to enter into this Agreement. Each Lender also agrees that it shall, independently and without reliance upon the Administrative Agent the Arranger, the Swing Line Lender any other Lender or the directors, officers, agents, employees or attorneys of the Administrative Agent the Arranger, the Swing Line Lender or of any other Lender, continue to make its own independent credit analyses and decisions in acting or not acting under the Loan Documents.

         10.5 Action by Administrative Agent; Etc.

                      (a) The Administrative Agent and the Swing Line Lender may assume that no Default has occurred and is continuing, unless the Administrative Agent and the Swing Line Lender have received written notice from Borrower stating the nature of the Default or has received written notice from a Lender stating the nature of the Default and that such Lender considers the Default to have occurred and to be continuing.

                      (b) The Administrative Agent has only those obligations under the Loan Documents as are expressly set forth therein. The Arranger has no obligations under the Loan Documents, although it is an intended third party beneficiary of those Sections of this Agreement which refer to the Arranger.

                      (c) Except for any obligation expressly set forth in the Loan Documents and as long as the Administrative Agent may assume that no Event of Default has occurred and is continuing, the Administrative Agent may, but shall not be required to, exercise its discretion to act or not act, except that the Administrative Agent shall be required to act or not act upon the instructions of the Majority Lenders (or of all the Lenders, to the extent required by this Agreement) and those instructions shall be binding upon the Administrative Agent and all the Lenders, provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent, in substantial risk of liability to the Administrative Agent.

                      (d) If the Administrative Agent has received a written notice specified in clause (a), the Administrative Agent shall give notice thereof to the Lenders and shall act or not act upon the instructions of the Majority Lenders (or of all the Lenders, to the extent required by Section 11.2), provided that the Administrative Agent shall not be required to act or not act if to do so would be contrary to any Loan Document or to applicable Law or would result, in the reasonable judgment of the Administrative Agent in substantial risk of liability to the Administrative Agent, and except that if the Majority Lenders (or all the Lenders, if required under this Agreement) fail for five (5) Banking Days after the receipt of notice from the Administrative Agent, to instruct the Administrative Agent, then the Administrative Agent, in its sole discretion, may act or not act as it deems advisable for the protection of the interests of the Lenders.

                      (e) The Administrative Agent shall have no liability to any Lender for acting, or not acting, as instructed by the Majority Lenders (or all the Lenders, if required under this Agreement), notwithstanding any other provision hereof.

         10.6 Liability of Administrative Agent and Arranger. Neither the Administrative Agent, the Arranger, nor any of their respective directors, advisors, officers, agents, employees or attorneys shall be liable for any action taken or not taken by them under or in connection with the Loan Documents, except for their own gross negligence or willful misconduct. Without limitation on the foregoing, the Administrative Agent, the Arranger and their respective directors, advisors, officers, agents, employees and attorneys:

                      (a) May treat the payee of any Note as the holder thereof until the Administrative Agent receives written notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent, signed by the payee, and may treat each Lender as the owner of that Lender's interest in the Obligations for all purposes of this Agreement until the Administrative Agent receives written notice of the assignment or transfer thereof, in form satisfactory to the Administrative Agent signed by that Lender.

                      (b) May consult with legal counsel (including in-house legal counsel), accountants (including in-house accountants) and other professionals or experts selected by it or with legal counsel, accountants or other professionals or experts for Borrower and/or its Subsidiaries or the Lenders, and shall not be liable to any Lender for any action taken or not taken by it in good faith in accordance with any advice of such legal counsel, accountants or other professionals or experts.

                      (c) Shall not be responsible to any Lender for any statement, warranty or representation made in any of the Loan Documents or in any notice, certificate, report, request or other statement (written or oral) given or made in connection with any of the Loan Documents, unless such statement warranty or representation is an independent statement, warranty or representation of the Administrative Agent which is not based upon information received by the Administrative Agent from Borrower or any other Person not affiliated with the Administrative Agent.

                      (d) Except to the extent expressly set forth in the Loan Documents, shall have no duty to ask or inquire as to the performance or observance by Borrower or its Subsidiaries of any of the terms, conditions or covenants of any of the Loan Documents or to inspect any collateral or the Property, books or records of Borrower or its Subsidiaries.

                      (e) Will not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, effectiveness, sufficiency or value of any Loan Document any other instrument or writing furnished pursuant thereto or in connection therewith, or any collateral.

                      (f) Will not incur any liability to any Lender by acting or not acting in reliance upon any Loan Document, notice, consent, certificate, statement, request or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties.

                      (g) Will not incur any liability to any Lender for any arithmetical error in computing any amount paid or payable by the Borrower or any Subsidiary or Affiliate thereof or paid or payable to or received or receivable from any Lender under any Loan Document, including, without limitation, principal, interest, commitment fees, Advances, Swing Line Loans and other amounts; provided that, promptly upon discovery of such an error in computation, the Administrative Agent, the Lenders and (to the extent applicable) Borrower and/or its Subsidiaries or Affiliates shall make such adjustments as are necessary to correct such error and to restore the parties to the position that they would have occupied had the error not occurred.

         10.7 Indemnification. Each Lender and the Swing Line Lender shall ratably in accordance with their respective portions of the Commitment, indemnify and hold the Administrative Agent and the Arranger and their respective directors, advisors, officers, agents, employees and attorneys harmless against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, without limitation, attorneys' fees and disbursements) that may be imposed on, incurred by or asserted against it or them in any way relating to or arising out of the Loan Documents (other than losses incurred by reason of the failure of Borrower to pay the indebtedness represented by the Notes and interest thereon or to pay the fees described in Sections 3.2 and 3.3) or any action taken or not taken by Wells Fargo Bank, National Association as Administrative Agent thereunder, except such as result from their own gross negligence or willful misconduct. Without limitation on the foregoing, each Lender shall reimburse the Administrative Agent and the Arranger upon demand for that Lender's ratable share of any cost or expense incurred by the Administrative Agent or the Arranger in connection with the negotiation, preparation., execution, delivery, amendment, waiver, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, to the extent that Borrower or any other Party is required by Section 11.3 to pay that cost or expense but fails to do so upon demand.

         10.8 Successor Administrative Agent. If the Administrative Agent determines that for it to continue as Administrative Agent would result in a conflict of interest affecting the Administrative Agent, or would create an unacceptable risk of significant liability of the Administrative Agent to a third party, or would otherwise be inadvisable under prevailing standards of banking prudence, it may resign as such at any time upon prior written notice to Borrower and the Lenders, to be effective upon a successor's acceptance of appointment as Administrative Agent. The Administrative Agent may also resign as such absent such a determination by it with the consent of Borrower, which shall not be unreasonably withheld, to be likewise effective. The Majority Lenders at any time may remove the Administrative Agent by written notice to that effect to be effective on such date as the Majority Lenders designate. In either event:
(a) the Majority Lenders shall appoint a successor Administrative Agent who must be from among the Lenders, provided that any resigning Administrative Agent shall be entitled to appoint a successor Administrative Agent from among the Lenders, subject to acceptance of appointment by that successor Administrative Agent, if the Majority Lenders have not appointed a successor Administrative Agent within thirty (30) days after the date the resigning Administrative Agent gave notice of resignation; (b) upon a successor's acceptance of appointment as Administrative Agent, the successor win thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent or the removed Administrative Agent; and (c) upon the effectiveness of any resignation or removal, the resigning Administrative Agent or the removed Administrative Agent thereupon will be discharged from its duties and obligations thereafter arising under the Loan Documents other than obligations arising as a result of any action or inaction of the resigning Administrative Agent or the removed Administrative Agent prior to the effectiveness of such resignation or removal.

         10.9 No Obligations of Borrower. Nothing contained in this Article 10 shall be deemed to impose upon Borrower any obligation in respect of the due and punctual performance by the Administrative Agent of its obligations to the Lenders under any provision of this Agreement, and Borrower shall have no liability to the Administrative Agent or any of the Lenders in respect of any failure by the Administrative Agent or any Lender to perform any of its obligations to the Administrative Agent or the Lenders under this Agreement. Without limiting the generality of the foregoing, where any provision of this Agreement relating to the payment of any amounts due and owing under the Loan Documents provides that such payments shall be made by Borrower to the Administrative Agent for the account of the Lenders, Borrower's obligations to the Lenders in respect of such payments shall be deemed to be satisfied upon the making of such payments to the Administrative Agent in the manner provided by this Agreement.

                                   ARTICLE 11

                                  MISCELLANEOUS


         11.1 Cumulative Remedies; No Waiver. The rights, powers, privileges and remedies of the Administrative Agent and the Lenders provided herein or in any Note or other Loan Document are cumulative and not exclusive of any right, power, privilege or remedy provided by Law or equity. No failure or delay on the part of the Administrative Agent or any Lender in exercising any right power, privilege or remedy may be, or may be deemed to be, a waiver thereof, nor may any single or partial exercise of any right, power, privilege or remedy preclude any other or further exercise of the same or any other right, power, privilege or remedy. The terms and conditions of Article 8 hereof are inserted for the sole benefit of the Administrative Agent and the Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Loan without prejudicing the Administrative Agent's or the Lenders' rights to assert them in whole or in part in respect of any other Loan.

         11.2 Amendments; Consents. No amendment modification, supplement extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by the Borrower or any other Party therefrom, may in any event be effective unless in writing signed by the Administrative Agent with the approval in writing of the Majority Lenders and Borrower, and then only in the specific instance and for the specific purpose given; and, without the approval in writing of all the Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

                      (a) To amend or modify the principal of or the amount of principal, or the rate of interest payable on, any Note, or the amount of the Commitment or of any facility fee payable to any Lender, or any other fee or amount payable to any Lender under the Loan Documents;

                      (b) To postpone any date fixed for any payment of principal of, prepayment of principal of or any installment of interest on, any Note or any installment of any facility fee, or any other fee or amount payable to any Lender under the Loan Documents, or to extend the term of the Commitment, or to release any collateral for the Obligations;

                      (c) To amend or modify the provisions of the definitions of "Commitment" or "Majority Lenders," or Section 6.8 or this Section; or

                      (d) To amend or modify any provision of this Agreement that expressly requires the consent or approval of all the Lenders.

Any amendment modification, supplement termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all the Lenders and the Administrative Agent.

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
         11.3 Costs, Expenses and Taxes. Borrower shall pay on demand the reasonable costs and expenses of the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent) in connection with the negotiation, preparation, execution and delivery of the Loan Documents, and of the Administrative Agent and the Lenders in connection with any amendment, waiver, refinancing, restructuring, reorganization (including a bankruptcy reorganization), enforcement or attempted enforcement of the Loan Documents, and any matter related thereto, including, without limitation, reasonably incurred filing fees, recording fees, title insurance fees, appraisal fees, search fees and other out-of-pocket expenses and the reasonable fees and out-of-pocket expenses of any legal counsel, independent public accountants and other outside experts retained by the Administrative Agent or any Lender, and including, without limitation, any reasonable costs, expenses or fees incurred or suffered by the Administrative Agent or any Lender in connection with or during the course of any bankruptcy or insolvency proceedings of Borrower or any Subsidiary thereof Borrower shall pay any and all documentary and other taxes (other than income or gross receipts taxes generally applicable to banks) and all reasonable costs, expenses, fees and charges payable or determined to be payable in connection with the filing or recording of this Agreement any other Loan Document or any other instrument or writing to be delivered hereunder or thereunder, or in connection with any transaction pursuant hereto or thereto, and shall reimburse, hold harmless and indemnify the Administrative Agent and the Lenders from and against any and all reasonable loss, liability or legal or other expense with respect to or resulting from any delay in paying or failure to pay any tax, cost, expense, fee or charge or that any of them may suffer or incur by reason of the failure of any Party to perform any of its Obligations. Any amount payable to the Administrative Agent or any Lender under this Section shall bear interest from the second Banking Day following the date of demand for payment at the Default Rate.

         11.4 Nature of Lenders' Obligations. The obligations of the Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by the Administrative Agent or the Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make the Lenders a partnership, an association, a joint venture or other entity, either among themselves or with the Borrower or any Affiliate of the Borrower. Each Lender's several obligation to make Advances is conditioned upon the performance by all other Lenders of their obligations to make similar Advances. A default by any Lender will not increase the amount of the Commitment attributable to any other Lender, and any Lender not in default may, if it desires, assume in such proportion as the nondefaulting Lenders agree the obligations of any Lender in default but is not obligated to do so.

         11.5 Survival of Representations and Warranties. All representations and warranties contained herein or in any other Loan Document or in any certificate or other writing delivered by or on behalf of any one or more of the Parties to any Loan Document, will survive the making of the Advances hereunder and the execution and delivery. of the Notes, and have been or will be relied upon by the Administrative Agent and each Lender, notwithstanding any investigation made by the Administrative Agent or any Lender or on their behalf.

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
         11.6 Notices. Except as otherwise expressly provided in any Loan Document, all notices, requests, demands, directions and other communications provided for hereunder or under any other Loan Document must be in writing and must be mailed, telecopied, or personally delivered to the appropriate party at the address set forth on the signature pages of this Agreement or other applicable Loan Document or, as to any party to any Loan Document, at any other address as may be designated by it in a written notice sent to all other parties to such Loan Document in accordance with this Section. Except as otherwise expressly provided in any Loan Document, if any notice, request, demand, direction or other communication required or permitted by any Loan Document is given by mail it will be effective on the earlier of receipt or the third calendar day after deposit in the United States mail with first class or mail postage prepaid; if given by telex or telecopier, when sent; or if given by personal delivery, when delivered.

         11.7 Execution of Loan Documents; Counterparts. Unless the Administrative Agent otherwise specifies with respect to any Loan Document, this Agreement and any other Loan Document may be executed in any number of counterparts and any party hereto or thereto may execute any counterpart, each of which when executed and delivered will be deemed to be an original and all of which counterparts of this Agreement or any other Loan Document, as the case may be, when taken together will be deemed to be but one and the same instrument. The execution of this Agreement or any other Loan Document by any party hereto or thereto will not become effective until counterparts hereof or thereof, as the case may be, have been executed by all the parties hereto or thereto.

         11.8 Binding Effect; Assignment.

                      (a) This Agreement and the other Loan Documents to which Borrower is a Party will be binding upon and inure to the benefit of Borrower, the Administrative Agent each of the Lenders, and their respective successors and assigns, except that Borrower may not assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all the Lenders. Each Lender represents that it is not acquiring its Note with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (subject to any requirement that disposition of such Note must be within the control of such Lender). Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Bank, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Bank the rights of a Lender hereunder absent foreclosure of such pledge.

                      (b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share of the Commitment; provided that (i) such Eligible Assignee, if not then a Lender, shall be reasonably acceptable to the Administrative Agent and Borrower, (ii) such assignment shall be evidenced by a Commitment Assignment and Acceptance, a copy of which shall be furnished to the Administrative Agent for registration as hereinbelow provided, (iii) the assignment shall not assign a Pro Rata Share of the Commitment equivalent to less than $3,000,000 unless the assigning Lender thereby assigns its entire Pro Rata Share and (iv) the effective date of any

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
such assignment shall be as specified in the Commitment Assignment and Acceptance, but without the consent of the Administrative Agent not earlier than the date which is ten (10) Banking Days after the date the Administrative Agent has registered the Commitment Assignment and Acceptance in the register kept for that purpose by the Administrative Agent described below. Upon the effective date of such Commitment Assignment and Acceptance, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement with the Pro Rata Share of the Commitment therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its obligations under this Agreement. Borrower agrees that it shall execute and deliver (against delivery by the assigning Lender to Borrower of its Note) to such assignee Lender, a Note evidencing that assignee Lender's Pro Rata Share of the Commitment and to the assigning Lender, a Note evidencing the remaining balance of the Pro Rata Share retained by the assigning Lender.

                      (c) By executing and delivering a Commitment Assignment and Acceptance, the Eligible Assignee thereunder acknowledges and agrees that:
(i) other than the representation and warranty that it is the legal and beneficial owner of the Pro Rata Share of the Commitment being assigned thereby free and clear of any adverse claim, the assigning Lender has made no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness or sufficiency of this Agreement or any other Loan Document; (ii) the assigning Lender has made no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of the Obligations; (iii) it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Commitment Assignment and Acceptance; (iv) it will, independently and without reliance upon the Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) it appoints and authorizes the Administrative Agent to take such action and to exercise such powers under this Agreement as are delegated to the Administrative Agent by this Agreement; and (vi) it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                      (d) The Administrative Agent shall maintain at the Administrative Agent's Office a copy of each Commitment Assignment and Acceptance delivered to it and a register for recordation of the names and addresses of the Lenders and their respective Pro Rata Shares of the Commitment. Upon receipt of a completed Commitment Assignment and Acceptance executed by any Lender and an Eligible Assignee, and upon receipt of a registration fee of $3,000 from such Eligible Assignee, Administrative Agent shall record the making of the assignments contemplated in such Commitment Assignment and Acceptance in such register. The entries in such register shall be conclusive in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the register as a Lender hereunder for all purposes of this Agreement.

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
                      (e) Each Lender may from time to time without the consent of Borrower or the Administrative Agent grant participations to one or more banks or other financial institutions in a portion of its Pro Rata Share of the Commitment; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose if the participation agreement so provides, for the purposes of Sections 3.5, 3,6 and 11.11 but only to the extent that the cost of such benefits to Borrower does not exceed the cost which Borrower would have incurred in respect of such Lender absent the participation, (iv) Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents other than those which (A) increase the monetary amount of any of the Commitment, (B) extend the Maturity Date or any other date upon which any payment of money is due to the Lenders or (C) reduce the rate of interest on the Notes, or any fee or any other monetary amount payable to the Lenders and (vi) such Lender shall notify the Administrative Agent in writing of the identity of the participant and the amount of the participation interest within five Banking Days after the date granted.

                      (f) Notwithstanding anything to the contrary contained herein, any Lender (a "Granting Lender") may grant to a special purpose funding vehicle (an "SPC") of such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to Sections
2. l(a) provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC shall utilize the Pro Rata Share of the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by the Granting Lender. Each party hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the related Granting Lender). In furtherance of the foregoing, each party hereto agrees (which agreement shall survive the termination of this Agreement) that prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against or join any other Person in instituting against, such SPC any proceeding under any Debtor Relief Law, provided that the Granting Lender for each SPC hereby agrees to indemnify, save and hold harmless each other party hereto for any loss, cost damage and expense arising out of its inability to institute any such proceeding against the SPC related to such Granting Lender. In addition, notwithstanding anything to the contrary contained in this Section 11.8, any SPC may (i) with notice to, but without the consent of, Borrower or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to its Granting Lender or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans (but nothing contained herein shall be construed in derogation of the obligation of

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
the Granting Lender to make Loans hereunder), provided that neither the consent of the SPC or of any such assignee shall be required for amendments or waivers of provisions of the Loan Documents except for those amendments or waivers for which the consent of participants is required under Section 11.8(e)(v), and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of a surety, guarantee or credit or liquidity enhancement to such SPC.

         11.9 Setoff Rights. If an Event of Default has occurred and is continuing, the Administrative Agent or any Lender (but only with the consent of the Majority Lenders) may, to the extent permitted by applicable Laws, exercise its rights under applicable Laws to setoff and apply any funds in any deposit account maintained with it by Borrower and/or any Property of Borrower in its possession against the Obligations.

         11.10 Sharing of Setoffs. Each Lender severally agrees that if it through the exercise of any right of setoff, banker's lien or counterclaim against Borrower, or otherwise, receives payment, through any means, of the Obligations held by it that is in excess of that Lender's Pro Rata Share of such payment, then: (a) The Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, bankers lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) Such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of the Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; provided that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by Borrower or any Person claiming through or succeeding to the rights of Borrower, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if the Lender were the original owner of the Obligation purchased; provided, however, that each Lender agrees that it shall not exercise any right of setoff, banker's lien or counterclaim without first obtaining the consent of the Majority Lenders.

         11.11 Indemnity by Borrower. Borrower agrees to indemnify, save and hold harmless the Administrative Agent, the Arranger and each Lender and their directors, officers,

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agents, advisors, attorneys and employees (collectively the "Indemnitees") from and against: (a) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than the Administrative Agent, the Arranger or a Lender) if the claim, demand, action or cause of action directly or indirectly relates to a claim, demand, action or cause of action that such Person has or asserts against Borrower, any Affiliate of Borrower or any officer, director or shareholder of Borrower and relating to the Loan Documents; (b) Any and all claims, demands, actions or causes of action that are asserted against any Indemnitee if the claim, demand, action or cause of action arises out of or relates to the relationship between Borrower and the Lenders under any of the Loan Documents or the transactions contemplated thereby; (c) Any and all administrative or investigative proceedings by any Governmental Agency arising out of or related to any claim, demand, action or cause of action described in clauses (a) or (b) above; and (d) Any and all liabilities, losses, costs or expenses (including attorneys, fees and disbursements and other professional services) that any Indemnitee suffers or incurs as a result of the assertion of any of the foregoing; provided that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or misconduct. Each Indemnitee is authorized to employ counsel of its own choosing in enforcing its rights hereunder and in defending against any claim, demand, action, cause of action or administrative or investigative proceeding covered by this Section; provided that each Indemnitee shall endeavor, in connection with any matter covered by this Section which also involves other Indemnitees, to use reasonable efforts to avoid unnecessary duplication of effort by counsel for all Indemnitees. Any obligation or liability of Borrower to any Indemnitee under this Section shall be and hereby is covered and secured by the Loan Documents and the Collateral, and shall survive the expiration or termination of this Agreement and the repayment of all Loans and the payment and performance of all other Obligations owed to the Lenders.

         11.12 Nonliability of the Lenders. Borrower acknowledges and agrees that:

                      (a) Any inspections of any Property of Borrower made by or through the Administrative Agent, the Arranger or the Lenders are for purposes of administration of the Loan Documents only and Borrower is not entitled to rely upon the same;

                      (b) By accepting or approving anything required to be observed, performed, fulfilled or given to the Administrative Agent or the Lenders pursuant to the Loan Documents, neither the Administrative Agent nor the Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by the Administrative Agent or the Lenders;

                      (c) The relationship between Borrower and the Administrative Agent the Arranger and the Lenders is, and shall at all times remain, solely that of a borrower and lenders; neither the Administrative Agent the Arranger nor the Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; neither the Administrative Agent, the Arranger nor the Lenders shall under any circumstance

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be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither the Administrative Agent, the Arranger nor the Lenders undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their Property or the operations of Borrower or its Affiliates; Borrower and its Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by the Administrative Agent the Arranger or the Lenders in connection with such matters is solely for the protection of the Administrative Agent, the Arranger, the Swing Line Lender and the Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

                      (d) The Administrative Agent the Arranger and the Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to Property caused by the actions, inaction or negligence of Borrower and/or its Affiliates and Borrower hereby indemnities and holds the Administrative Agent, the Arranger and the Lenders harmless from any such loss, damage, liability or claim.

         11.13 No Third Parties Benefited. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, the Administrative Agent, the Arranger and the Lenders in connection with the Loans and is made for the sole benefit of Borrower, the Administrative Agent, the Arranger and the Lenders, and the Administrative Agents, the Arranger's and the Lenders' successors and assigns. Except as provided in Sections 11.8 and 11.11, no other Person shall have any rights of any nature hereunder or by reason hereof.

         11.14 Further Assurances. Borrower and its Subsidiaries shall, at their expense and without expense to the Lenders or the Administrative Agent, do, execute and deliver such further acts and documents as any Lender or the Administrative Agent from time to time reasonably requires for the assuring and confirming unto the Lenders or the Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

         11.15 Integration. This Agreement together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

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
         11.16 Governing Law. Except to the extent otherwise expressly provided therein, each loan document shall be governed by, and construed and enforced in accordance with, the local Laws of Arizona.

         11.17 Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid as to any party or in any jurisdiction shall, as to that party or jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions or the operation, enforceability or validity of that provision as to any other party or in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

         11.18 Independent Covenants. Each covenant in Articles 5, 6 and 7 is independent of the other covenants in those Articles; the breach of any such covenant shall not be excused by the fact that the circumstances underlying such breach would be permitted by another such covenant.

         11.19 Headings. Article and Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

         11.20 Time of the Essence. Time is of the essence of the Loan
Documents.

         11.21 Purported Oral Amendments. BORROWER EXPRESSLY ACKNOWLEDGES THAT THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS MAY ONLY BE AMENDED OR MODIFIED, OR THE PROVISIONS HEREOF OR THEREOF WAIVED OR SUPPLEMENTED, BY AN INSTRUMENT IN WRITING THAT COMPLIES WITH SECTION 11.2. BORROWER AGREES THAT IT WILL NOT RELY ON ANY COURSE OF DEALING, COURSE OF PERFORMANCE, OR ORAL OR WRITTEN STATEMENTS BY ANY REPRESENTATIVE OF THE ADMINISTRATIVE AGENT OR ANY BANK THAT DOES NOT COMPLY WITH SECTION 11.2 TO EFFECT AN AMENDMENT, MODIFICATION, WAIVER OR SUPPLEMENT TO THE AGREEMENT OF THE OTHER LOAN DOCUMENTS.

         11.22 Jury Trial Waiver. EACH PARTY TO THIS AGREE HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY TRIAL COURT WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A

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COPY OF THIS SECTION WITH ANY COURT AS EVIDENCE OF THE CONSENT OF THE PARTIES
HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                           BORROWER:

                           SCHUFF STEEL COMPANY, a Delaware
                           corporation



                           By:_________________________________________________
                           Name:                 Kenneth F. Zylstra
                           Its:                  Vice President and Chief
                           Financial
                                                 Officer

                           Address:

                           420 South 19th Avenue
                           Phoenix, Arizona  85009

                           Attention:  ________________________________________

                           Telephone:            (602) 251-0313
                           Telecopier:           (602) 452-4465


                           BANKS:

                           WELLS FARGO BANK, NATIONAL
                           ASSOCIATION, individually, as the Swing Line
                           Lender, the Issuing Bank and Administrative Agent



                           By:_________________________________________________
                           Name:                 Timothy J. Dillingham
                           Its:                  Vice President

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
                           Address for Matters Other than Loan
                           Administration:

                           Wells Fargo Bank, National Association
                           Corporate Banking Division
                           100 West Washington
                           Phoenix, Arizona  85003

                           Attn:    Timothy J. Dillingham, Vice President,
                                    #4101-251

                           Telephone:            (602) 378-4593
                           Telecopier:           (602) 378-4758

                           Address for Loan Administration:

                           Wells Fargo Bank, National Association
                           Commercial Bank Loan Center
                           Agency Dept. 2840
                           201 3rd Street 8th Floor
                           San Francisco, California  94103

                           Attn:  Manager

                           Telephone:            (415) 477-5418
                           Telecopier:           (415) 512-9408

                                       69